NALCO HOLDING COMPANY

FORM PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NALCO HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

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NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

March 18, 2011

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2011 Annual Meeting of Shareholders of NALCO HOLDING COMPANY. The meeting will be held on Friday, April 29, 2011, at 9:00 a.m., local time, in the Nalco Company Corporate Offices at 1601 W. Diehl Road in Naperville, Illinois, USA.

At this meeting, you will be asked to:

(1)	Elect two (2) Class I Directors;

(2)	Ratify the Audit Committee’s selection of an Independent Registered Public Accounting Firm to audit Nalco Holding Company’s financial statements for the fiscal year ending December 31, 2011;

(3)	Vote, on an advisory basis, regarding the compensation of our named executive officers;

(4)	Vote, on an advisory basis, as to the frequency of shareholder votes regarding the compensation of our named executive officers: every one, two or three years; and

(5)	Transact any other business properly brought before the meeting.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the notice and proxy statement on Nalco Holding Company’s website at www.nalco.com/proxy.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided or to use one of the other voting options described herein. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

J. Erik Fyrwald

Chairman, President and Chief Executive

Officer

NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

Notice of the Annual Meeting of Shareholders

Time:	9:00 a.m. on Friday, April 29, 2011
Place:	Nalco Holding Company

Nalco Company Corporate Offices

1601 W. Diehl Road

Naperville, IL 60563-1198

Items of Business:	(1)	To elect two (2) Class I Directors to serve until the 2014 Annual Meeting and until their successors are elected and qualified.
(2)	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Nalco Holding Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.
(3)	To conduct an advisory vote regarding the compensation of our named executive officers.
(4)	To conduct an advisory vote as to the frequency of shareholder votes regarding the compensation of our named executive officers: every one, two or three years.
(5)	To transact such other business as may properly come before the meeting.

Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 7, 2011.

Annual Report:	A copy of Nalco Holding Company’s 2010 Annual Report is enclosed.
Date of Posting and Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about March 18, 2011. This notice, the Company’s 2010 Annual Report and this proxy statement were posted in an easily readable and printable format on the Nalco Company website, www.nalco.com/proxy, on or about March 18, 2011.

By Order of the Board of Directors of Nalco

Holding Company

Stephen N. Landsman

Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

TABLE OF CONTENTS

Page

GENERAL INFORMATION ABOUT THE MEETING	1

GOVERNANCE OF THE COMPANY	5

PROPOSAL 1: ELECTION OF DIRECTORS	15

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19

AUDIT COMMITTEE REPORT	21

STOCK OWNERSHIP INFORMATION	23

NAMED EXECUTIVE OFFICERS	24

COMPENSATION DISCUSSION AND ANALYSIS	25

EXECUTIVE COMPENSATION TABLES	39

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	48

EQUITY COMPENSATION PLAN INFORMATION	57

COMPENSATION COMMITTEE REPORT	57

PROPOSAL 3: VOTE, ON AN ADVISORY BASIS, REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	58

PROPOSAL 4: VOTE, ON AN ADVISORY BASIS, AS TO THE FREQUENCY OF SHAREHOLDER VOTES REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS: EVERY ONE, TWO OR THREE YEARS	58

ADDITIONAL INFORMATION	59

OFFICERS OF THE COMPANY	60

Annex A: Charter of the Nominating and Corporate Governance Committee	A-1

NALCO HOLDING COMPANY

1601 W. Diehl Road

Naperville, IL 60563-1198

PROXY STATEMENT

For The Annual Meeting of Shareholders To Be Held On

April 29, 2011

The Board of Directors (the “Board of Directors” or the “Board”) of Nalco Holding Company, a Delaware corporation (“Nalco” or the “Company”), is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Central Daylight Savings Time), on Friday, April 29, 2011, in the Nalco Company Corporate Offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 USA. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about the Company’s Directors, the Company’s compensation practices and the Company’s most highly paid executive officers.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 29, 2011. The proxy statement and annual report are available at www.nalco.com/proxy.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

The Board sent you this proxy statement and the enclosed proxy card because it is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

All shareholders of record as of March 7, 2011, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in a “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 7, 2011 and check in at the registration desk at the meeting.

What am I voting on?

You will be voting on the following four items of business at the annual meeting:

•	The election of two (2) Class I Directors to serve until the 2014 Annual Meeting of the Company’s shareholders and until their successors are elected and qualified;

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011;

•	An advisory vote on the compensation of our named executive officers; and

•	An advisory vote as to the frequency of shareholder votes regarding the compensation of our named executive officers: every one, two or three years.

We will also consider other business that properly comes before the meeting.

Who may vote?

You may vote if you owned Nalco common stock as of the close of business on the record date, March 7, 2011. Each share of Nalco common stock is entitled to one vote. As of March 7, 2011, Nalco had 138,725,411 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

The Company’s Board of Directors unanimously recommends that you vote your shares “FOR” each of the nominees named in this proxy statement (Mr. Pertz and Mr. Sanders) for election to the Board, “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm, “FOR” the vote, on an advisory basis, regarding the compensation of our named executive officers and for the selection of “1 Year” on the proposal recommending the frequency of votes, on an advisory basis, regarding the compensation of our named executive officers.

How do I vote before the meeting?

For Shares Registered Directly in the Name of the Shareholder. Shareholders with shares registered directly in their name in the Company’s stock records maintained by the Company’s transfer agent, Computershare Trust Company, N.A., may vote their shares by mailing their signed proxy card. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

For Shares Registered in the Name of a Brokerage Firm or Bank. Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through Broadridge that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the Broadridge – Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or by accessing the Internet as described on the voting instruction form or through www.nalco.com/proxy.

May I vote confidentially?

Your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the annual meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (“SEC”). The independent election inspectors may at any time inform the Company whether or not a shareholder has voted. The Company will hold proxy cards and ballot cards after the election and they may not be held in confidence.

Can I vote at the meeting?

Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares registered in your name in person at the meeting even if you have previously voted by proxy.

Will I have any rights of appraisal or similar rights of dissenters?

You will not have any rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon at the meeting, regardless of whether you vote for or against the proposals.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning it to the Company prior to the meeting;

•	giving written notice to the Secretary of the Company; or

•	voting again at the meeting.

Your attendance at the meeting will not have the effect of revoking a proxy unless you notify the Secretary of the Company in writing before the polls close that you wish to revoke a previous proxy.

Who conducts the proxy solicitation and how much will it cost?

The Company is asking for your proxy for the annual meeting and will pay all the costs of asking for shareholder proxies. The Company has hired Georgeson Shareholder Communications, Inc. to help the Company solicit proxies and collect information about shares registered in the name of brokerage firms or banks. Georgeson’s fee for these proxy solicitation services is $8,000 plus out-of-pocket expenses. The Company can ask for proxies through the mail or personally by telephone, fax or other means. The Company can use directors, officers and regular employees of the Company to ask for proxies. These employees do not receive additional compensation for these services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock.

Who will count the votes?

Representatives of Computershare Trust Company, N.A. will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as the Proxy Committee on the proxy card will vote your shares in accordance with the Board of Directors’ recommendations. These recommendations are:

•	FOR the election of each of the nominees for director named in this proxy statement (Mr. Douglas A. Pertz and Mr. Daniel S. Sanders);

•	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2011;

•	FOR the advisory vote regarding the compensation of our named executive officers; and

•	FOR the selection of “1 Year” on the proposal recommending the frequency of advisory shareholder votes regarding the compensation of our named executive officers.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker and/or the Company’s transfer agent to consolidate as many accounts as possible under the same name and address. The transfer agent is Computershare Trust Company, N.A., which may be contacted at www.computershare.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (“NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. Pursuant to NYSE rules, the election of directors and Proposals 3 and 4 are not considered routine matters. However, we believe the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2011 is considered a routine matter for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

How can I attend the meeting?

The annual meeting is open to all holders of Nalco common stock as of the close of business on March 7, 2011, or their duly appointed proxies. You will need proof of ownership of Nalco’s common stock to enter the meeting. If you are a shareholder whose shares are registered in your own name, you may bring these materials as proof of ownership. If you plan to attend the meeting, please so indicate when you vote and bring the proof of ownership with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Admittance to the annual meeting will be based upon availability of seating. All shareholders will be required to present valid photo identification. IF YOU DO NOT HAVE VALID PHOTO IDENTIFICATION AND PROOF THAT YOU OWN NALCO COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question, and no follow-up questions or questions covering the same subject as a previously asked question (as determined by the Chairman of the Board of Directors) will be permitted.

How many votes must be present to hold the meeting?

In order for the Company to conduct its annual meeting, a majority of the issued and outstanding shares of Nalco common stock, as of March 7, 2011, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

How many votes are needed to elect directors?

You are being asked to vote on four proposals. Proposal 1 requests election of directors. The two (2) nominees receiving the highest number of “FOR” votes will be elected as directors. By a policy described in the Company’s Corporate Governance Guidelines, if either of the two nominees who are elected receives a greater number of “WITHHOLD” votes than “FOR” votes, such director shall submit his or her resignation (previously tendered on a conditional basis) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

You may vote “FOR” all of the nominees or you may vote “WITHHOLD VOTE FROM ALL NOMINEES” or withhold from particular nominees. Unless you mark “WITHHOLD VOTE FROM ALL NOMINEES” or withhold from particular nominees, your proxy will be voted “FOR” each of the Director nominees named in this proxy statement. There is no cumulative voting permitted for the director election. Proxies cannot be voted for a greater number of persons than the two nominees named in this Proxy Statement.

How many votes are needed to approve the other proposals?

Each of the Company’s four proposals will be considered separately. The ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 2) and the approval, by vote, on an advisory basis, regarding the compensation of our named executive officers (Proposal 3) must receive the “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. For Proposal 2 and Proposal 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of the matters to be voted on at the meeting.

With respect to the vote, on an advisory basis, as to the frequency of shareholder votes regarding the compensation of our named executive officers: every one, two or three years (Proposal 4), the frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstensions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proposals 3 and 4 are non-binding, as provided by law, our Board of Directors will review the results of the votes and will take them into account in making a determination concerning compensation of our named executive officers and the frequency of such advisory votes.

What if other matters are presented for consideration at the annual meeting?

As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What is the Board member annual meeting attendance policy?

Each Board member is expected to attend the Company’s annual meeting. All of the Company’s Directors attended the annual meeting of shareholders in 2010.

GOVERNANCE OF THE COMPANY

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its corporate governance practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

The Board of Directors presently consists of eight members divided into three classes. The Class I directors are Douglas A. Pertz and Daniel S. Sanders (the “Class I Directors”); the Class II Directors are J. Erik Fyrwald, Richard B. Marchese and Paul J. Norris (the “Class II Directors”); and the Class III Directors are Carl M. Casale, Rodney F. Chase and Mary M. VanDeWeghe (the “Class III Directors”).

The terms of the Class I Directors, Messrs. Pertz and Sanders, expire on the date of this year’s annual meeting, April 29, 2011. Messrs. Pertz and Sanders are standing for election at this annual meeting. The terms of the Class II Directors, Messrs. Fyrwald, Marchese and Norris, will expire on the date of the 2012 annual meeting, and the terms of the Class III Directors, Messrs. Casale and Chase and Ms. VanDeWeghe, will expire on the date of the 2013 annual meeting.

What is the Board’s Leadership Structure?

The Nominating and Corporate Governance Committee and the Board periodically review the leadership structure of the Board. Currently, the Board and its charter do not mandate the separation of the role of the Chief Executive Officer and the Chairman of the Board. The Board believes that the Chief Executive Officer’s position permits him the best opportunity to identify strategic, operational and functional issues for the Board and, because of this, believes the Chief Executive Officer is in the best position to set the initial agenda for Board meetings and discussions. Further, the combined position, in conjunction with the Lead Director position discussed below, helps the facilitation of information exchange between management and the Board.

The Board continues to believe that the Company’s current leadership structure and Board composition protect shareholder interests and provides sufficient independent oversight, while also providing leadership and direction for the Board and executive management. Other than the Chairman of the Board, all other Directors are independent under NYSE and SEC rules. As a result, each committee of the Board is chaired by an independent Director who, in consultation with committee members, sets meeting agendas and determines the frequency and length of committee meetings. The independent Directors, through the committees of the Board, oversee important matters such as the integrity of our financial statements, the evaluation and compensation of executive management, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Each independent Director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

In addition, the Company has a Lead Director who chairs executive sessions of the Board. The Lead Director is elected by majority vote of the Company’s independent Directors after recommendation by the Nominating and Corporate Governance Committee. The Lead Director calls meetings of the independent Directors, works with the Chairman on meeting schedules and agendas, acts as a liaison between the Chairman and the Board, leads the Board’s review of the Chairman and is available to receive shareholder communications. Mr. Chase was our Lead Director and led the executive sessions of the Board during 2010.

The Board believes that its composition, and the roles that independent Directors perform, provide effective corporate governance at the Board level and independent oversight of both the Board and our management.

The Board also believes that shareholders have been and continue to be well served by having Mr. Fyrwald serve as our Chairman of the Board. The current leadership model, when combined with the functioning of the independent Directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs and promotes the Board’s effective oversight of risk.

How often did the Board and its committees meet in fiscal 2010?

The Board of Directors met twelve times, the Audit Committee met nine times, the Compensation Committee met eight times, the Nominating and Corporate Governance Committee met five times and the Safety, Health & Environment Committee met four times during 2010. Each of the Company’s Directors attended 75% or more of the meetings of the Board and the Committees of which he or she was a member (held during the period he or she served as a director).

What is the Board’s involvement in risk oversight?

The Company continues to develop its Enterprise Risk Management Program (the “Program”) and, under this Program, the Company’s management identifies risks most relevant to the Company. The Board is developing a process to oversee the Company’s management of risk, including a periodic review of the Program.

The Board’s Committees also have a role in overseeing the management of risks that are within the Committees’ areas of focus. By way of example, the Compensation Committee is responsible for overseeing the management of risks relating to the executive compensation policies (including the design of incentive structures, holding periods and clawbacks to mitigate risks), the Audit Committee oversees management of accounting, auditing, external reporting and internal control risks, the Nominating and Corporate Governance Committee addresses risk associated with director independence, and the Safety, Health and Environment Committee reviews the management of risks relating to the safety and health of the employees of the Company’s subsidiaries, and environmental exposures relating to the business activities of the Company’s subsidiaries.

What are the committees of the Board?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees. The charters for the Committees are available on the Company’s website at www.nalco.com.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
Audit: Mr. Rodney F. Chase, Chairman, Mr. Richard B. Marchese,	• hire or terminate an Independent Registered Public Accounting Firm (“independent auditor”), approve the overall scope of the audit and approve any work performed by such auditor unrelated to the Company’s annual audit	9
Ms. Mary M. VanDeWeghe	• review and discuss financial information prior to it being filed with the SEC

•   assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and compliance with legal and regulatory requirements

•   annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm

	• discuss the annual audited financial and quarterly statements with management and the independent auditor
	• discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies
	• discuss policies with respect to risk assessment and risk management
	• meet separately and, periodically with management, internal auditors and independent auditor
	• review with the independent auditor any audit problems or difficulties with managements’ responses
	• set clear hiring policies for employees or former employees of the independent auditors
	• annually review the adequacy of the audit committee’s written charter
	• handle such other matters as delegated to the audit committee by the Board of Directors
	• report regularly to the full Board of Directors
	• evaluate the performance of the audit committee

The Audit Committee operates under a written charter adopted by the Board of Directors, which is available through the Company’s website at www.nalco.com.

The Board of Directors has determined that Messrs. Chase and Marchese and Ms. VanDeWeghe are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that each of them is qualified as an audit committee financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards. Mr. Marchese’s service on the audit committees of three other companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
Compensation: Mr. Douglas A. Pertz, Chairman, Mr. Richard B. Marchese Mr. Daniel S. Sanders	• review key employee compensation policies, plans and programs	8
	• review and approve the compensation of the Company’s chief executive officer and other executive officers and individuals reporting to the chief executive officer
(Mr. Norris was a member of the Committee until Mr. Marchese joined the Committee in June 2010)	• develop and recommend to the Board of Directors compensation for the Board members
	• review and approve employment contracts and other similar arrangements with executive officers
	• review and consult with the chief executive officer on the selection of officers and evaluation of executive performance and other matters
	• review administration of stock plans and other incentive compensation plans
	• oversee compliance with any applicable compensation reporting requirements of the SEC
	• approve the appointment and removal of trustees and investment managers for pension fund assets
	• retain consultants to advise the committee on executive compensation practices and policies
	• handle other matters that are delegated to the compensation committee by the Board of Directors

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s website at www.nalco.com.

The Board of Directors has determined that Messrs. Pertz, Marchese and Sanders are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE. In addition, all members of the Compensation Committee qualify as “non-employee” directors for purposes of Rule 16b-3 of The Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Internal Revenue Code.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
Nominating and Corporate Governance: Mr. Daniel S. Sanders, Chairman, Mr. Rodney F. Chase Ms. Mary M. VanDeWeghe (Mr. Marchese was a member of the Committee until Mr. Sanders joined the Committee in June 2010)

•   develop and recommend criteria for selecting new directors

•   screen and recommend to the Board of Directors individuals qualified to become executive officers

•   oversee evaluations of the Board of Directors, and its members and committees of the Board of Directors

•   receive and evaluate communications from shareholders directed to the Board and non-management members of the Board

•   develop and recommend to the Board a set of corporate governance principles

•   handle such other matters that are specifically delegated to the nominating and corporate governance committee by the Board of Directors

5

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s website at www.nalco.com and is attached to this Proxy Statement as Annex A.

The Nominating and Corporate Governance Committee has put in place a peer evaluation program for all Directors whereby the Chairman of the Committee is to conduct interviews of each of the members of the Board of Directors to assess the strengths and weaknesses of individual Board members and then summarize these interviews in a report back to the Board.

The Board of Directors has determined that Messrs. Sanders and Chase and Ms. VanDeWeghe are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2010
Safety, Health and Environment: Mr. Paul J. Norris, Chairman, Mr. Carl M. Casale Mr. Douglas A. Pertz (Mr. Sanders was a member of the Committee until Mr. Pertz joined the Committee in June 2010)

•   oversee, review and receive updates at each meeting of SHE policies, programs and practices, SHE risks, SHE statistics, pending SHE matters, and industry best practices

•   oversee and review regulatory, environmental, and health and safety trends, issues and concerns which affect or could affect SHE practices, including overall environmental compliance, clean-up and remediation efforts

•   report to the Board regularly concerning implementation of policies and assist the Board in assuring compliance with and implementation of these policies to improve SHE practices, or to further the interests of employees, customers, shareholders, or neighboring communities

4

The Safety, Health and Environment Committee operates under a written charter adopted by the Board of Directors which is available through the Company’s website at www.nalco.com.

How does the Board select nominees for the Board?

The Board of Directors and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, consistent with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, the Company’s Corporate Governance Guidelines (the “Guidelines”) and charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates from time to time. The Committee retained Spencer Stuart, an executive search firm, to assist with its search for candidates for Board members.

The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include considerations of diversity in the Board’s composition including a review of, among other things, the person’s integrity, experience, specialized expertise in the industry, independence, understanding of issues affecting the Company, time availability and such other factors as the Board and Nominating and Corporate Governance Committee determine are relevant in light of the needs of the Board of Directors. The Committee also considers the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Nalco’s Corporate Secretary at the Nalco Company offices at 1601 W. Diehl Road, Naperville, IL 60563-1198 pursuant to the Company’s Bylaws and subject to applicable requirements of the federal securities laws and regulations. Such shareholder’s notice must include the following information:

•	the name and address of the recommending shareholder(s), and the class and number of shares of the Company’s common stock that are beneficially owned by the recommending shareholder(s);

•	the name, age, business address and principal occupation and employment of the recommended nominee;

•

any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee;

•	any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules;

•

all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act, including, without limitation, information regarding (1) the recommended nominee’s business experience over the past five years, (2) the class and number of the Company’s shares, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and the Company or management;

•	a description of any business or personal relationships between the recommended nominee and the recommending shareholder(s);

•

a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and (2) affirming the recommended nominee’s willingness to be a director; and

•

if the recommending shareholder(s) has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee would make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee believes are important for a nominee to possess, including but not limited to attributes that will contribute to the diversity of the Board, as described above. Then, an opportunity would be arranged for the members of the Nominating and Corporate Governance Committee, or as many members as can do so, to meet the potential nominees. The Nominating and Corporate Governance Committee would then select a nominee to recommend to the Board of Directors for consideration and appointment. The Board and Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or Nominating and Corporate Governance Committee.

How does the Nominating and Corporate Governance Committee consider diversity in selecting Directors?

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its subsidiaries. Selection of an individual reflects demonstrated experience in an area helpful to the Board, including: high level leadership experience in business or administrative activities; specialized expertise in the industry; breadth of knowledge about issues affecting the Company and its subsidiaries; and the ability and willingness to contribute special competencies to Board activities. The Nominating and Corporate Governance Committee also considers personal attributes including: personal integrity; loyalty to the Company and concern for its success and welfare and willingness to apply sound independent business judgment; awareness of a director’s vital role in the Company’s and its subsidiaries’ good corporate citizenship and corporate image; time available for meetings and consultation on Company matters; and a willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, sexual orientation, gender identity, national origin or personal disability. Annually, the Nominating and Corporate Governance Committee will review the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommend to the full Board the class slate of Directors to be recommended for nomination for election at the annual meeting of the shareholders. This annual review includes an assessment of the Board’s effectiveness in implementing criteria and objectives for Board diversity.

How does the Board determine which directors are considered independent?

The Board reviewed each of Mr. Casale, Mr. Chase, Mr. Marchese, Mr. Norris, Mr. Pertz, Mr. Sanders and Ms. VanDeWeghe against the Guidelines adopted by the Board and the independence requirements of the SEC and the NYSE to determine independence. The definition of “independence” that the Company uses in determining if a member of the Board of Directors is independent is set forth in the listing standards of the NYSE including Section 303A.02. The Board has not adopted any independence standards that are stricter than those under the SEC and NYSE standards.

Pursuant to the Guidelines, director independence is reviewed periodically, based on questionnaires completed by each of the Directors. During this review, transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates are considered. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with the initial determination that the Director is independent.

As a result of the Board’s initial review of the Directors’ independence and the questionnaires, the Board determined that Messrs. Casale, Chase, Marchese, Norris, Pertz, and Sanders and Ms. VanDeWeghe are independent of the Company and its management. Mr. Sanders retired from ExxonMobil Corporation, a Nalco Company customer, in August 2004, prior to his joining the Board in January 2005. Mr. Sanders’ retirement income from ExxonMobil Corporation is not contingent on any continued service or consulting agreement with ExxonMobil Corporation and his former employment with ExxonMobil does not impact his independence on the Board. Until December 31, 2010, Mr. Casale was Executive Vice President and Chief Financial Officer for Monsanto Company, a Nalco Company customer; the value of transactions between the Company and Monsanto does not impact Mr. Casale’s independence. Since January 3, 2011, Mr. Casale has been President and Chief Executive Officer of CHS Inc. Mr. Casale’s position with CHS Inc., does not impact Mr. Casale’s independence. Mr. Chase retired from BP, a Nalco Company customer, in April 2003, prior to his joining the Board in May 2005. Mr. Chase is Non-Executive Chairman of PetroFac Limited, a Nalco Company customer. Mr. Chase’s retirement income from BP is not contingent on any continued service or consulting agreement with BP and his former employment with BP, and his position as Non-Executive Chairman of PetroFac, do not impact his independence on the Board. Mr. Marchese retired from Georgia Gulf Corporation, a Nalco Company customer, at the end of 2003, prior to his joining the Board in May 2005. Mr. Marchese is also Director of Quality Distribution Incorporated, a Nalco Company customer. Mr. Marchese’s retirement income from Georgia Gulf Corporation is not contingent on any continued service or consulting arrangement with Georgia Gulf Corporation and his former employment with Georgia Gulf Corporation, and his position as Director of Quality Distribution Incorporated, do not impact his independence on the Board. Mr. Norris was former Chairman, non-executive Chairman and CEO of W.R. Grace and Company and retired from the W.R. Grace board in February 2009. Mr. Norris’ retirement income from W.R. Grace is not contingent on any continuing service or consulting arrangement with W.R. Grace and his former employment with W.R. Grace does not impact his independence on the Board. Mr. Pertz retired as Chairman and CEO of IMC Global in October 2004 and as a director of Mosaic Company in October 2005. Mr. Pertz’ retirement income is not contingent upon any continuing service with these companies and these former positions do not impact his independence on the Board. Ms. VanDeWeghe is a former executive or employee of Lockheed Martin, Forte Consulting, Inc. and JP Morgan. Lockheed Martin is a customer of Nalco. JP Morgan has provided financial services to Nalco. Ms. VanDeWeghe’s former employment with Lockheed Martin, Forte Consulting, Inc. and JP Morgan does not impact her independence on the Board.

Mr. Marchese serves on the audit committees of three companies in addition to the Audit Committee of the Company. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Marchese to effectively serve on the Company’s Audit Committee.

What policies does the Company have with respect to transactions with related persons?

The Company has adopted a written statement of policy regarding transactions with related persons. When the Company is a proposed participant in a transaction where a related person, as defined in Item 404 of SEC Regulation S-K, has or will have a direct or indirect material interest, then, in addition to all requirements of the Company’s Code of Ethical Business Conduct, the related person must promptly disclose to the General Counsel of the Company such proposed transaction and all material facts with respect thereto. The General Counsel will promptly communicate such information to the Audit Committee.

No related person transaction shall be consummated or shall continue without the approval or ratification of the Audit Committee or, if more urgent action is needed, by the Audit Committee Chairperson. It is the policy of the Company that Directors interested in a related person transaction shall recuse themselves from any such vote.

How do shareholders or interested parties communicate with the Lead Director or the non-management Directors as a group?

Shareholders and other parties interested in communicating their concerns regarding the Company may do so by contacting Mr. Chase, the Lead Director, or by contacting the non-management/independent Directors as a group by contacting the Company’s Corporate Secretary c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563, who will, as directed, notify Mr. Chase or the non-management/independent Directors as a group of such interest. Shareholders and other parties may also directly contact the Lead Director or the non-management/independent Directors in accordance with “Whistleblower Procedures” established by the Audit Committee and available on the Company’s website at www.nalco.com. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are also brought to the attention of Mr. Chase, an independent non-management Director, who is Chairman of the Company’s Audit Committee, and to the internal audit department.

Who chairs the Company’s executive sessions?

The Lead Director chairs executive sessions, calls meetings of the independent Directors, works with the Chairman on meeting schedules and agendas, acts as a liaison between the Chairman and the Board, leads the Board’s review of the Chairman and is available to receive shareholder communications. Mr. Chase was our Lead Director and chaired the executive sessions of the Board during 2010.

What are the Company’s policies on reporting of concerns regarding accounting?

The Audit Committee has established policies on reporting of concerns regarding accounting and other matters in addition to the Company’s policy on communicating with the Lead Director or non-management/independent Directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of the Company’s personnel, with respect to accounting, internal accounting controls, auditing matters or other concerns, may (where permitted), in a confidential or anonymous manner, communicate that concern to the General Counsel of the Company. If any person believes that he or she should communicate with a non-management or independent director, he or she may contact Mr. Chase, Chairman of the Company’s Audit Committee, or discuss any concern on an anonymous basis, in accordance with the Company’s Whistleblower Procedures, by contacting the Company’s Ethics Line at 888-749-1949 or a series of international phone numbers for international callers available on the Company’s website at www.nalco.com.

What are the Company’s Corporate Governance Guidelines and Ethics Policies?

•

Board Committee Charters. The Audit, Compensation, Nominating and Corporate Governance and Safety, Health and Environment Committees of the Board of Directors operate pursuant to written charters. Each charter is available on the Company’s website at www.nalco.com. The charter of the Nominating and Corporate Governance Committee is attached to this Proxy Statement as Annex A.

•

Corporate Governance Guidelines. The Board of Directors has documented its corporate governance principles in the Guidelines, which were adopted to reflect certain best practices and requirements of the NYSE. The Guidelines are available on the Company’s website at www.nalco.com.

•

Code of Ethical Business Conduct and Officer Code of Ethics. Nalco’s Code of Ethical Business Conduct emphasizes the Company’s commitment to the highest standards of business conduct. The Code of Ethical Business Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethical Business Conduct applies to the Board of Directors and to all employees of the Company including the principal executive officer, the principal financial officer and the principal accounting officer. Nalco’s executive and financial officers also adhere to Nalco’s Officer Code of Ethics. Periodically, the Directors, officers and certain management employees in the Company are required to complete a conflict of interest questionnaire and certify in writing that they have read and understand the Code of Ethical Business Conduct. The Code of Ethical Business Conduct and Officer Code of Ethics are available on the Company’s website at www.nalco.com or by contacting the Corporate Secretary to receive a written copy. The Company intends to post amendments to or waivers from its Code of Ethical Business Conduct and Officer Code of Ethics (to the extent applicable to the Board of Directors or executive officers) on its website, in press releases or by filing a current report on Form 8-K with the SEC.

What other significant Board practices does the Company have?

•

Private Executive Sessions. The independent members of the Board of Directors conduct executive session meetings during the majority of their quarterly meetings in which no member of management is present to discuss any matter selected by a member. Independent directors met in executive session five times in 2010. Our non-management board members during 2010 were all independent board members.

•

Advance Materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•

Board and Committees Self-Evaluations. The Board has an annual self-evaluation process. This assessment focuses on the Board’s contribution to the Company and the Board’s process and procedures. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees also conduct a similar annual self-evaluation. The results of Board evaluations are reviewed by the Nominating and Corporate Governance Committee and the Board may take action based on noted weaknesses. The Board and each of the aforementioned Committees conducted its self-evaluation for 2010.

•

Peer Evaluation. The Board conducts a peer evaluation process. The Chairman of the Nominating and Corporate Governance Committee conducts interviews of each of the members of the Board to assess strengths and weaknesses of individual Board members and will summarize these interviews in a report back to the Board.

What access do the Board and Board Committees have to management and to outside advisers?

•

Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•

Access to Outside Advisers. The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate

Governance Committee has the authority to retain search firms to be used to identify director candidates. The Compensation Committee has the authority to retain compensation consultants for advice on executive compensation matters. The Safety, Health and Environment Committee has the authority to retain legal, accounting and other outside advisers.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The Board of Directors consists of eight members, divided into three classes. The three-year term of the classes are staggered so that the term of one class expires at each annual meeting. The terms of the Class I Directors will expire at the 2011 annual meeting. The Board of Directors has nominated the following individuals as Class I Directors, for election at the Annual Meeting:

•	Mr. Douglas A. Pertz; and

•	Mr. Daniel S. Sanders

If elected, the Company expects that Mr. Pertz and Mr. Sanders will serve as Class I Directors and hold office until the 2014 annual meeting of shareholders and until their respective successors have been elected and qualified.

Biographical information about each of the nominees, including their present occupations and business experience, follows. The Nominating and Corporate Governance Committee believes each of the nominees possesses unique experience, qualifications, attributes and skills contributing to a diverse and uniquely qualified Board of Directors. The Board recommends that you vote “FOR” the election of these nominees.

Class I Directors Term Expiring in 2011

Mr. Douglas A. Pertz Age 56 Director of the Company since November 2004	Mr. Pertz was President and Chief Executive Officer and director of Clipper Windpower Plc a leading manufacturer of utility scale wind turbines from September 2008 until its March 2010 sale to United Technologies, Inc. From September 2007 until September 2008 he was Managing Director of OneEquity Partners, a private equity firm funded by JP Morgan. He was formerly Chairman and Chief Executive Officer of IMC Global Inc., one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients, from October 2000 until IMC merged to form The Mosaic Company in October 2004. From October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global Inc. and from October 1998 to October 1999, as President and Chief Operating Officer of IMC Global Inc. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water, purification and treatment products. He currently is a director of Modular Wind Energy, Inc., and, in addition to the above, previously served as a member of the board of directors of The Mosaic Company, Compass Minerals International Inc. and Bowater Incorporated. Mr. Pertz’ knowledge and experience in international operations, corporate management, compensation, manufacturing and distribution, public company governance and board practices, among other skills, strengthen the Board’s collective qualifications, skills, and experience.

Mr. Daniel S. Sanders Age 71 Director of the Company since January 2005	Mr. Sanders is the former President of ExxonMobil Chemical Company and the former Vice President of ExxonMobil Corporation. He retired from ExxonMobil on August 31, 2004 after 43 years of service. In 1988, Mr. Sanders became Executive Assistant to the Chairman and President of Exxon Corporation, and in 1990 was appointed Senior Vice President of Exxon Company, U.S.A. In 1992, he became worldwide President of the Basic Chemicals Group of Exxon Chemical Company, and in 1994 he became Vice President of Human Resources of Exxon Corporation. He was named Executive Vice President of Exxon Chemical in 1998 and President in January 1999. He was named President of ExxonMobil Chemical Company in December of 1999 when the two companies merged. Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He currently serves as a non-executive chairman and director of Milliken & Company and director of Pacolet Milliken Enterprises, Arch Chemicals, Inc. and Celanese Corporation. Mr. Sanders received the Society of Chemical Industry Medal in 2005. Mr. Sanders possesses knowledge and experience in the chemical industry, corporate management, human resources and compensation, public company governance and board practices, among other skills, that strengthen the Board’s collective qualifications, skills, and experience.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect Directors?

A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the two nominees receiving the highest number of “FOR” votes cast at the meeting will be elected. Any elected Director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall submit his or her resignation (pursuant to a previously tendered resignation) for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall recommend to the Board of Directors what action to be taken with respect to such resignation, and the Board of Directors may accept that resignation or may reject that resignation (if the Director is willing to continue his or her service on the Board of Directors).

Who are the other Directors?

The other Directors of the Company whose terms of office continue after this annual meeting are listed below. Each of these Directors will serve until the annual meeting of shareholders in the year indicated and until their respective successors have been elected and qualified.

Class II Directors Term Expiring in 2012

Mr. J. Erik Fyrwald Age 51 Director of the Company since February 2008	Mr. Fyrwald joined our Company as Chairman, President and Chief Executive Officer in February 2008. Between 2003 and 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E. I. duPont de Nemours and Company. Before that he was Vice President and General Manager of DuPont’s Nutrition and Health Business. Mr. Fyrwald also serves on the board of directors for Eli Lilly and Company. He holds a chemical engineering degree from the University of Delaware and completed the Advanced Management Program at Harvard Business School. Mr. Fyrwald possesses knowledge and experience in international operations, corporate management, strategic planning and public company governance, among other skills, that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Richard B. Marchese Age 69 Director of the Company since May 2005	Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation before retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is a member of the board of directors of Blue Linx Holdings, Inc. and TPC Group, Inc. and is a member of the board of directors of Quality Distribution, Inc., where he serves on the Executive Committee. Mr. Marchese has a B.S. in Accounting from Fairleigh Dickinson University. Mr. Marchese’s knowledge and experience in accounting, finance and capital structure, public company reporting and governance and board practices, among other skills, strengthen the Board’s collective qualifications, skills, and experience.

Mr. Paul J. Norris Age 63 Director of the Company Since February 2009	Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W.R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W.R. Grace’s business for the six years prior to his retirement as Chief Executive Officer. Mr. Norris remained on the W. R. Grace Board until his resignation in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. W.R. Grace filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in April 2001. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc. He is a director of the FMC Corporation, the Non-Executive Chairman of the Board of Directors of Sealy Corporation, and performs advisory services for Kohlberg Kravis Roberts & Co., currently the largest shareholder of Sealy Corporation. Mr. Norris possesses knowledge and experience in the chemical industry, corporate management, compensation, public company governance and board practices, among other skills, that strengthen the Board’s collective qualifications, skills, and experience.

Class III Directors Term Expiring in 2013

Mr. Rodney F. Chase Age 67 Director of the Company since May 2005	Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service. During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP’s holding in Ruhrgas. He was instrumental in the creation of TNK-BP, BP’s Russian business entity. He was Deputy Chairman of TNK-BP until May 2004. He is a Non-Executive Director of Computer Sciences Corp. and Tesoro Corporation, and Non-Executive Chairman of Petrofac Limited in the Channel Isles. He has previously served as a Non-Executive Director of B.O.C. plc, Diageo plc and Tesco plc in London. Mr. Chase’s knowledge and experience in the oil and gas industry, corporate management, international operations, public company governance and board practices, among other skills, strengthen the Board’s collective qualifications, skills, and experience.

Mr. Carl M. Casale Age 49 Director of the Company since October 2008	Mr. Casale has been President and Chief Executive Officer of CHS Inc. since January 3, 2011. Mr. Casale was Executive Vice President and Chief Financial Officer for Monsanto Company, from September 2009 until December 31, 2010. Prior to that he was Executive Vice President, Strategy and Operations for Monsanto from 2007 to 2009 and Executive Vice President, North America and Latin America North for Monsanto from 2003 to 2007 and Vice President, North America from 2000 to 2003. He began his career with Monsanto as a sales representative in 1984. Mr. Casale has a B.S. degree in agricultural economics from Oregon State University and an Executive M.B.A. from Washington University in St. Louis. Mr. Casale possesses knowledge and experience in finance, international operations, strategic planning and sales, among other skills, that strengthen the Board’s collective qualifications, skills, and experience.

Ms. Mary M. VanDeWeghe Age 51 Director of the Company since July 2009	Ms. VanDeWeghe has been an executive with Lockheed Martin and J.P. Morgan, and since August 2009 she has served on the faculty of the Georgetown University McDonough School of Business as professor of the practice of finance. She was Senior Vice President of Finance for Lockheed Martin from 2006 to 2009. From 1996 to 2006, she was CEO and President of Forte Consulting Inc., consulting on mergers, acquisitions, capital structure, corporate governance and other financial and management strategies to enhance shareholder value. During that time period, she also served as executive in residence and finance professor at the University of Maryland Smith School of Business. She began her career in 1983 at J.P. Morgan, where she held a variety of positions and rose to the rank of Managing Director. Ms. VanDeWeghe has a B.A. in economics from Smith College and an MBA in finance from Dartmouth College’s Tuck School of Business. She is a member of the board of directors of Brown Advisory, an investment management company. Ms. VanDeWeghe possesses knowledge and experience related to corporate governance, financial analysis and strategy, mergers and acquisitions, and the capital markets among other skills, that strengthen the Board’s collective qualifications, skills, and experience.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

What am I voting on?

The Audit Committee of the Board selected the Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to conduct the independent audit for the fiscal year ending December 31, 2011. Although shareholder ratification of the appointment is not required, the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider any appointment if PricewaterhouseCoopers is not ratified by the shareholders. The Board and the Audit Committee recommend that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s Independent Registered Public Accounting Firm for 2011.

Will a representative of PricewaterhouseCoopers LLP be present at the meeting?

Representatives of PricewaterhouseCoopers will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of PricewaterhouseCoopers is not ratified, the Audit Committee will reconsider the selection of an Independent Registered Public Accounting Firm.

What fees did the Company pay to PricewaterhouseCoopers for audit and other services for the fiscal year 2010 and to Ernst & Young LLP for audit and other services for the fiscal year 2009?

PricewaterhouseCoopers served as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended 2010. Ernst & Young served as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended 2009. Ernst & Young ended its role as Independent Registered Public Accounting Firm upon its completion of its audit engagement for the year ended December 31, 2009. The following table presents fees for professional services rendered by PricewaterhouseCoopers, our Independent Registered Public Accounting Firm in 2010, for the audit of the Company’s annual financial statements for 2010, and fees billed for audit-related services, tax services and all other services rendered by PricewaterhouseCoopers for 2010 and Ernst & Young, our Independent Registered Public Accounting Firm in 2009, for the audit of the Company’s annual financial statements for 2009, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young for 2009.

	2010 (in millions)	2009 (in millions)
Audit fees(1)	$4.0	$4.4
Audit-related fees(2)	0.3	-

Audit and audit-related fees	4.3	4.4
Tax fees(3)	1.4	0.4
All other fees(4)	0.1	0.1

Total fees	$5.8	$4.9

(1)	Audit fees for 2010 and 2009 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports and statutory audits.

(2)	Audit-related fees for 2010 were in conjunction with the debt offering.

(3)	Tax fees for 2010 include global corporate tax compliance and expatriate tax services. Tax fees for 2009 included tax planning related to restructuring.

(4)	All other fees for 2010 include compensation and labor services. All other fees for 2009 included controls testing relating to a software implementation.

To safeguard the continued independence of the independent auditors, the Audit Committee has adopted a pre-approval policy for pre-approval of audit and non-audit services. This policy is intended to prevent the independent auditors from providing services to the Company that are prohibited under Section 10A(g) of the Exchange Act and to ensure the independent auditor maintains its independence. This policy also provides that independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Pursuant to the policy, all audit and non-audit services provided by the Company’s independent auditor require advance approval by the Audit Committee. Audit and non-audit services by the independent auditor that fall within certain designated dollar thresholds have been pre-approved under the policy. Different dollar thresholds apply to the categories of pre-approved services specified in the policy (Audit, Audit-Related services, Tax services and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. Pursuant to applicable provisions of the Exchange Act, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, who is an independent director. The Chairman has presented all approval decisions to the full Audit Committee.

The Company’s Pre-Approval Policy setting forth the Company’s policy for pre-approval of audit and non-audit services can be found at the Company’s website at www.nalco.com.

Has the Company’s Audit Committee Changed the Company’s Independent Registered Public Accounting Firm during the Company’s two most recent fiscal years?

As discussed above, Ernst & Young served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. With respect to the fiscal year ended December 31, 2010, the Audit Committee underwent a process to review the appointment of the Company’s Independent Registered Public Accounting Firm. The Committee invited several firms to participate in this process, including Ernst & Young, the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2009. Effective November 30, 2009, the Committee selected PricewaterhouseCoopers, as its Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010. Ernst & Young continued to serve as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2009 and served in such capacity until February 26, 2010, upon the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009. The change in Independent Registered Public Accounting Firm did not result from any dissatisfaction with the quality of professional services rendered by Ernst & Young.

During the Company’s fiscal year ended December 31, 2009, there were (i) no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young’s report on the Company’s financial statements for the fiscal year ended December 31, 2009 did not contain an adverse opinion or disclaimer of opinion and the report was not qualified or modified as to uncertainty, audit scope or accounting principle. The Company requested that Ernst & Young furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements in this paragraph. That letter is attached as exhibit 16.1 to the current report filed on Form 8-K by the Company on February 26, 2010.

During the Company’s fiscal year ended December 31, 2008 and through November 30, 2009 (the date of engagement of PricewaterhouseCoopers), neither the Company nor anyone on its behalf consulted PricewaterhouseCoopers regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the Audit Committee are Mr. Rodney F. Chase, Chairman, Mr. Richard B. Marchese and Ms. Mary M. VanDeWeghe. The Board of Directors has determined that each of Messrs. Chase and Marchese and Ms. VanDeWeghe are “independent”‘ within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and is an “audit committee financial expert” within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter. The charter is available on the Company’s website at www.nalco.com.

What are the responsibilities of the Audit Committee?

The Audit Committee is responsible to (1) make decisions about hiring or termination of an Independent Registered Public Accounting Firm (“independent auditor”), (2) approve the overall scope of the audit and approve any work performed by such independent auditor unrelated to the Company’s annual audit, (3) assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements, (4) annually review an independent auditor’s report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discuss and review the annual audited financial and quarterly statements with management and the independent auditor, review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis, (6) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discuss policies with respect to risk assessment and risk management, (8) meet separately, periodically, with management, internal auditors and independent auditor, (9) review with independent auditor any audit problems or difficulties with managements’ responses, (10) set clear hiring policies for employees or former employees of the independent auditors, (11) annually review the adequacy of the Audit Committee’s written charter, (12) prepare any report or other disclosure by the Audit Committee required to be included in any proxy statement under the rules of the SEC, (13) handle such other matters as delegated to the Audit Committee by the Board of Directors, (14) report regularly to the full Board of Directors, and (15) evaluate the performance of the Audit Committee.

The Committee met nine times during 2010. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks, including, without limitation, review and pre-approval of earnings releases and securities filings. The Committee’s meetings include, whenever appropriate, private sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.

The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

What matters have members of the Audit Committee discussed with management and the independent auditors?

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance. During 2010, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has also discussed with PricewaterhouseCoopers matters relating to its independence, including a review of audit and non-audit fees and written disclosures from PricewaterhouseCoopers to the Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors’ independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2010?

Based on the Committee’s discussion and review with management and the independent auditors and the Committee’s review of the representations of management and the written disclosures and report of the independent auditors to the Board of Directors, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Who furnished this report?

This report has been furnished by the members of the Audit Committee:

Rodney F. Chase, Chairman Richard B. Marchese Mary M. VanDeWeghe

STOCK OWNERSHIP INFORMATION

Who are the Company’s largest shareholders?

The following table and accompanying footnotes show information regarding the beneficial ownership of the Company’s common stock as of March 7, 2011 (based on 138,725,411 outstanding shares):

•	Each member of the Board of Directors and each of the Company’s named executive officers; and

•	All members of the Board of Directors and the Company’s executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Owned	Percent
Named Executive Officers
J. Erik Fyrwald	503,811	*
Kathryn A. Mikells	0	*
David E. Flitman	68,882	*
David Johnson	33,838	*
Eric G. Melin	41,010	*
Bradley J. Bell	338,833	*

Directors
Carl M. Casale(1)	6,385	*
Rodney F. Chase(1)	19,907	*
Richard B. Marchese(1)	18,907	*
Paul J. Norris(1)	6,967	*
Douglas A. Pertz(1)	30,107	*
Daniel S. Sanders(1)	56,907	*
Mary M. VanDeWeghe(1)	6,095	*
All directors and officers as a group (16 persons)(2)	1,323,117	1.0%

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 7, 2011.

(1)	The Company’s non-management Directors each received an award of 2,629 restricted stock units on January 7, 2011. These restricted stock units, and the 3,086 restricted stock units awarded on January 8, 2010, that have not yet vested are not reflected in the Stock Ownership Table. The non-management directors’ and officers’ vested restricted stock units are reflected in the Stock Ownership Table.

(2)	Mary Kay Kaufmann, an executive officer, has pledged 20,748 shares of Nalco stock as collateral for a line of credit maintained with a financial institution.

How much Nalco common stock is owned by the Directors and executive officers?

The above table shows the beneficial ownership of Nalco common stock as of March 7, 2011 by

•	Each of the Company’s continuing Directors and nominees for election as Directors,

•	Each of the executive officers named in the summary compensation table on page 39, and

•	all Directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than 10% of the outstanding shares of the Company’s common stock to file with the SEC reports of their ownership and changes in their ownership of the Company’s common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To the Company’s knowledge, all Section 16(a) filing requirements were met during 2010 except one transaction required to be reported on Form 4 filed late for Mr. Bell and one transaction required to be reported on Form 4 filed late for Ms. Kaufmann.

NAMED EXECUTIVE OFFICERS

Who are the Company’s named executive officers?

Mr. J. Erik Fyrwald has been the Company’s Chairman, President and Chief Executive Officer since joining the Company in February 2008. From 2003 to 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E. I. duPont de Nemours and Company. From 2000 until 2003, he was Vice President and General Manager of DuPont’s Nutrition and Health Business. In 1999, Mr. Fyrwald was Vice President for Corporate Strategic Planning and Business Development at DuPont. At DuPont, Mr. Fyrwald held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia. Mr. Fyrwald also serves on the board of directors for Eli Lilly and Company. He holds a chemical engineering degree from the University of Delaware and completed the Advanced Management Program at Harvard Business School.

Kathryn A. Mikells has been the Company’s Executive Vice President and Chief Financial Officer since joining the Company in October 2010. Prior to joining the Company, she was Executive Vice President and Chief Financial Officer of UAL Corporation, parent company of United Airlines, since July 2009, and prior to that she was Chief Financial Officer since August 2008. Prior to being named as Chief Financial Officer of UAL Corporation, Ms. Mikells served UAL Corporation as Vice President of Investor Relations from 2007 to 2008, Vice President Financial Planning and Analysis from 2006 to 2007, Vice President and Treasurer from 2005 to 2006 and Vice President of Corporate Real Estate from 2003 to 2005.

David E. Flitman has been the Company’s Senior Executive Vice President and President, Water and Process Services since February 2010. Prior to that he was Executive Vice President and President, Water and Process Services since January 2009. Prior to that he was Executive Vice President and President, Industrial and Institutional Services since joining Nalco in August 2008. Mr. Flitman was VP Distribution of Allegheny Power, the energy delivery arm of Allegheny Energy Inc., from February 2005 until June 2006 when he was promoted to President of Allegheny until 2008. Before joining Allegheny he gained broad cross-functional and global experience in a variety of leadership positions during a nearly 20-year career at DuPont, where he had most recently served as Global Business Director for the Nonwovens Business Group.

David Johnson has been the Company’s Executive Vice President and President, Europe Region and Global SHE since December 2009. Prior to that he was Executive Vice President, President, EAME (Europe, Africa, Middle East) since January 2009. Prior to that he was Group Vice President and President of EAME Operations since May 2007. Mr. Johnson was Vice President of the global Downstream business for our Energy Services division from 2006 to 2007. He was the Global Strategic Business Leader for Energy Services Downstream from 2004 to 2005. In 2003, Mr. Johnson was General Sales Manager for the Downstream business in North America. He became General Marketing Manager for the Refinery and Fuel Management (RFM) business unit in 2002. From 1999 to 2002, Mr. Johnson was Business Manager for the EAME RFM group of the Nalco/Exxon joint venture, after having served as the group’s Marketing Manager from 1996 to 1999. Mr. Johnson was Market Development Manager for the EAME RFM group from 1994 to 1996, and he held the same position from 1990 to 1994 for the Oil Field Chemicals (OFC), RFM and Chemical Process Industries groups. From 1987 to 1990, Mr. Johnson worked in the U.K. as Area Manager for OFC. He held the same position, based in Norway, from 1985 to 1987 and, prior to that, Mr. Johnson was a Technical Sales Representative for OFC from 1983 to 1985. Before moving into sales, Mr. Johnson worked as a Scientific Investigator in hydrocarbons research from 1981 to 1983. He began his career with the Company in 1978 in our U.K.-based Weavergate Works Laboratory as a Scientific Assistant.

Eric Melin has been our Executive Vice President and President Asia Pacific Region and Global Procurement since December 2009. Prior to that he was Executive Vice President, President Asia Pacific since January 2009 and prior to that he was Chairman Asia Pacific since September 2008. Prior to that Mr. Melin worked for Nalco as a consultant on growth in Asia. He had been Chief Operating Officer, President and Board Member of Isola Corporation, a private-equity-owned global designer, developer and manufacturer of high-performance materials used in electronic systems. Previous to joining Isola in 2006, he worked for 24 years at DuPont, most recently as Vice President and General Manager of DuPont’s Refinish Systems. Prior to that role, he was the Singapore-based Global Director of a DuPont engineering polymers business and has additional experience in manufacturing, strategic planning and business operations. Mr. Melin has a B.S. in Engineering from Iowa State University and a Masters of Business Administration from the University of Toledo.

Bradley J. Bell retired from the Company in December 2010. Prior to his retirement, he was the Company’s Executive Vice President and Chief Financial Officer since joining the Company in November 2003. Mr. Bell has been a director and chairman of the audit committee of IDEX Corporation and a director of Compass Minerals International, Inc, where he has served on the compensation committee and the nominating and corporate governance committee. He holds a BS in Finance from the University of Illinois, and an MBA from Harvard University Graduate School of Business.

COMPENSATION DISCUSSION AND ANALYSIS

I. Introduction

The Company seeks to provide compensation and benefit programs that support its business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. The Company also establishes incentive programs to encourage performance and results that will create value in the Company and for its shareholders. These programs and philosophies, and their implementation for our named executive officers, are described in this Compensation Discussion and Analysis.

The Company also tracks broader trends and philosophies guiding compensation programs and decisions, and the Company has implemented changes that are responsive to such trends. Among other things, the Company creates incentive plans which are tied to performance metrics such as sales, adjusted EBITDA and EPS.

The Company’s 2010 performance demonstrates the effectiveness of this incentive plan design. In 2010, the Company had a 13% increase in sales from 2009 (11% increase on an organic basis). The Company’s adjusted EBITDA grew to $747 million in 2010 from $659 million in 2009, and adjusted EPS in 2010 was $1.71 in 2010, an 86% increase from 2009 adjusted EPS of 92 cents. The Company’s 2010 free cash flow was $185 million and it generated productivity savings of $122 million.

Additionally, as described in more detail later in this section, the Company has implemented the following policies:

a. our directors and officers are subject to stock ownership guidelines;

b. the Company has a “clawback” policy to recover incentive compensation in the event a financial restatement results from misconduct;

c. the Company does not provide guaranteed bonuses;

d. a large portion of our compensation program is tied to long-term performance of the Company;

e. the Company has eliminated virtually all perquisites for officers (with the elimination in 2010 of the tax preparation, financial planning and legal consulting benefits); and

f. the Company has eliminated virtually all tax gross-up benefits.

II. The Compensation Committee and Its Actions

The Compensation Committee and its Duties. The Board has formed a Compensation Committee and authorized it to address the Company’s executive compensation plans and practices. A copy of the Amended and Restated Compensation Committee Charter is available on the Corporate Governance page of the Nalco Company website: www.nalco.com. The Compensation Committee reviews its Charter on an annual basis and updates the Charter as required.

The Compensation Committee is comprised of no fewer than three Board members. The Compensation Committee members are appointed by the Board after the review and recommendation of the Company’s Nominating and Corporate Governance Committee. The members of the Compensation Committee are all independent Board members.

The Compensation Committee meets periodically under the direction of a Board-appointed Chairperson. The Compensation Committee’s regular annual meeting schedule is set no later than three months before the end of the preceding year; the Compensation Committee also periodically schedules special meetings and acts by written resolution on matters requiring attention between regularly scheduled meetings. The Company’s Chief Executive Officer, Vice President of Human Resources and Corporate Secretary regularly attend meetings of the Compensation Committee, and the Corporate Secretary takes and maintains minutes from such meetings. Other members of management also attend as required. The Compensation Committee meets periodically in executive session, including, as necessary, to address personnel issues impacting executive officers of the Company and its subsidiaries.

The Compensation Committee Chairperson is responsible for setting the agenda for the Committee’s meetings; management frequently makes recommendations to the Chairman as to matters that are appropriate for consideration by the Compensation Committee. The Compensation Committee also conducts an annual self-evaluation of its performance. The results of such self-evaluation are reviewed and reported back to the full Board of Directors.

The primary functions of the Compensation Committee are to review and approve compensation, incentive and equity-based plans for the Company and its subsidiaries, and to establish and approve compensation packages for the Chief Executive Officer, other officers of the Company and other persons who report directly to the Chief Executive Officer, including officers whose compensation is disclosed in the Company’s proxy statement.

The Compensation Committee does not have the authority to delegate its duties. The Company’s management will often provide information or make recommendations to the Compensation Committee, including recommendations relating to the compensation, incentives and benefits of the Company’s officers. Similarly, the Compensation Committee or the Company’s management will enlist outside compensation consultants to assist in the development of compensation plans and policies or provide information relating to such plans and policies. In each instance where such recommendations or information from either the Company’s management or outside consultants relate to the Compensation Committee’s duties, the Compensation Committee has exclusive authority to act on such recommendations or information.

The Membership of the Compensation Committee. Currently, the Compensation Committee is composed of three members of the Board. The Chairman of the Compensation Committee is Mr. Douglas A. Pertz and its members are Mr. Richard B. Marchese and Mr. Daniel S. Sanders. As described on page 9, each of the current members of the Compensation Committee has been determined to be independent by the Board. Also, each of the current members of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Paul J. Norris was a member of the Committee until Mr. Marchese joined the Committee in June, 2010.

Compensation Committee Interlocks and Insider Participation. None of the individuals who served on the Compensation Committee during 2010 (or presently) was an officer of the Company or has been an officer of the Company in the past. None of the executive officers of the Company served as a member of a compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of the Company served as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee. None of the executive officers of the Company served as a board member or member of the compensation committee (or other board committee performing equivalent functions as a compensation committee or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation Consultants. The Compensation Committee engaged the services of Pearl Meyer and Partners to perform executive compensation consulting services during 2010. Pearl Meyer and Partners has provided no services to the Compensation Committee or the Company, except for executive compensation consulting services provided to the Compensation Committee. (The Compensation Committee charter requires that the Committee pre-approve any non-executive compensation consulting provided by its consultants if such services are reasonably expected to have a value in excess of $30,000.) The Compensation Committee maintains the sole authority to engage or terminate the services of the consultant. The Company’s management also engages consultants on a periodic basis, to assist in making necessary disclosures, preparation of plan documents and the evaluation of the funded status of the Company’s pension plans. Management and the Employee Benefits Plan Investment Committee have also retained SEI Investments Co. to assist in investment management decisions relating to the assets and administration of the Company’s retirement plans. Management also periodically consults with the Company’s outside auditors, PricewaterhouseCoopers LLP, concerning the accounting impacts of compensation decisions.

Significant Activities of the Compensation Committee During 2010 and the First Quarter of 2011. During 2010, the Compensation Committee conducted eight meetings. The Compensation Committee also conducted meetings on January 28, 2011, February 8, 2011 and February 24, 2011.

On January 29, 2010, the Compensation Committee eliminated the financial planning, tax preparation and legal counsel benefit (with gross-up) that had previously been offered to the Company’s executives.

In 2010, the Compensation Committee determined that the payout under the 2009 Management Incentive Plan was at 105.3% of target based on (a) adjusted EBITDA of $658.8 million exceeding target level (100%) of $653 million, (b) Productivity Savings of $160 million exceeding the target level (100%) of $150 million (c) Free Cash Flow of $484.2 million exceeding the maximum level (200%), and (d) Relative EPS growth failing to meet the threshold of Top 50% of the comparison group for this plan. The Company used the following peer companies for relative EPS growth comparisons because these companies are in a similar industry to the Company and, thus, likely to face similar economic conditions: Air Products & Chemicals, Inc., Air Liquide S.A, Akzo Nobel N.V., Albemarle Corporation, Arch Chemicals, Inc., Ashland, Inc., Baker Hughes, Inc., Danaher Corporation, Eastman Chemical Company, Ecolab, Inc. FMC Corporation, International Paper Company, Kemira Oyj, Kurita Water Industries, Ltd., Meadwestvaco Corporation, Praxair, Inc., Schlumberger Limited and Weyerhauser Company. During 2010, the Compensation Committee approved Long-Term Equity Incentive Awards under the Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”) for certain management-level employees, including the executive officers. The Compensation Committee set the following ranges of performance for these Long-Term Equity Incentive Awards.

Long-Term Equity Incentive Awards

2010-2012 Grant

3 Year Cumulative Financial Metrics	Weighting
Adjusted EBITDA Growth	60%
Organic Revenue Growth	40%

In general, the Committee sets long-term financial performance goals for the 2004 Stock Incentive Plan at target consistent with the Company’s long-range business plan and representative of stretch but achievable performance. Threshold performance goals are generally set to represent minimally acceptable levels of financial performance for the Committee to fund any payout with respect to the plan, and the Company should be expected to exceed threshold performance roughly 80% of the time. Maximum performance goals are generally set to represent superior financial performance, materially in excess of expectations. The Company should be expected to attain maximum performance roughly 20% of the time.

On February 9, 2010, the Compensation Committee approved a three-year cycle grant of Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan. The award was divided into three components for named executive officers: (a) performance shares approximately equal to 60% of the award opportunity (b) restricted shares units approximately equal to 20% of the award opportunity and (c) stock options approximately equal to 20% of the award opportunity. The performance shares vest conditioned upon the performance of the Company over a three-year period and will be delivered in February of the year that follows the end of the performance period. Restricted shares will vest 100% on February 28, 2013 based on continued employment through the vesting date. For stock options, one-fourth each will vest on December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013 subject to the named executive officer’s continuing employment through such vesting dates.

The information below summarizes each named executive officer’s award opportunity established at the beginning of the 2010 – 2012 performance cycle.

•	Mr. Fyrwald’s equity award was equivalent to his target opportunity of 350% of base salary.

•	Ms. Mikells’ joined the company on October 2010 and was not a participant in the 2010 long term incentive plan cycle.

•	Mr. Melin’s equity award was equivalent to his target opportunity of 100% of base salary.

•	Mr. Flitman’s equity award was equivalent to his target opportunity of 140% of base salary.

•	Mr. Johnson’s equity award was equivalent to his target opportunity of 120% of base salary.

•	Mr. Bell’s equity award was equivalent to his target opportunity of 175% of base salary.

Management Incentive Plan

2010 Grant

The Compensation Committee also set the following 2010 performance targets under the Management Incentive Plan (our cash incentive program):

Performance Metric	Weighting	Target
EBITDA	1/3	$711 million
Free Cash Flow	1/3	$150 million
EPS Growth	1/3	$1.34/share

In general, the Committee sets Management Incentive Plan targets at levels consistent with the Company’s short-term business plan and representative of stretch but achievable performance. Threshold performance goals are generally set to represent minimally acceptable levels of financial performance for the Compensation Committee to fund any payout with respect to the plan, and the Company should be expected to exceed threshold performance roughly 80% of the time. Maximum performance goals are generally set to represent truly superior financial performance, materially in excess of expectations. The Company should be expected to attain maximum performance roughly 20% of the time.

On January 6, 2009, the Compensation Committee determined that the Company would not issue merit salary increases during 2009 and, instead, authorized an incentive plan for 2009 that would permit lump-sum payments to be made to employees, including executive officers, if productivity and cost savings targets are achieved during the first half of the year, the second half of the year or the full year. The Compensation Committee determined on August 5, 2009, that the Company had achieved productivity savings of $71 million, against a first-half target of $60 million. As a result, the Company made payments to employees of $12.7 million, including executive officers. The Compensation Committee determined on January 29, 2010, that the Company had achieved productivity savings of $89 million against a second-half target of $90 million. As a result, the Company made payments to employees of $10.8 million, including executive officers.

On November 11, 2010, the Compensation Committee determined that director compensation for 2011 would be: (a) annual cash retainer of $70,000; (b) equity compensation with target value of $80,000; (c) Audit Committee Chairman retainer of $15,000; (d) Compensation Committee Chairman retainer of $10,000 (e) Committee Chairman retainer (other than Audit Committee and Compensation Committee) of $7,500; (f) Lead Director stipend of $20,000 and (g) Committee meeting fee of $1,500 per meeting. This compensation is unchanged from 2010 except for an increase in the Compensation Committee Chairman retainer. No meeting fee will be paid for Board Meetings, and the Company will reimburse expenses related to duties as a director.

During the first quarter of 2011, the Compensation Committee has taken the following actions:

(1)	Management Incentive Plan – 2010 – Performance Against Targets. Based on the actual performance against the targets described above, the Compensation Committee determined a corporate achievement of 107%.

(2)	Individual 2010 Management Incentive Payouts. Upon the recommendation of the Chief Executive Officer, the Compensation Committee has the discretion to increase or decrease the payouts under the Management Incentive Plan based on individual and business unit performance.

	Target (As a% of Base Salary)	Corporate Achievement (As a % of Target)
J. Erik Fyrwald	100%	107.0%
Kathryn Mikells	75%	107.0%
Eric G. Melin	65%	107.0%
David E. Flitman	75%	107.0%
David Johnson	65%	107.0%
Bradley J. Bell	75%	107.0%

Based on the corporate and individual performance adjustments, the following awards were granted to the following named executive officers:

•

Mr. Fyrwald received an award of 125% of his target amount under this Plan in recognition of corporate revenue performance, successful debt refinancing and overall business performance in light of difficult markets.

•	Mr. Melin received a payment of 109% of his target amount under this Plan in recognition of achieved growth expectations in the Asia Pacific region.

•	Mr. Johnson received a payment of 100% of his target amount under this Plan.

•	Mr. Flitman received a payment of 113% of his target amount under this Plan in recognition of positive business performance for the Water and Process Services Division.

•	Ms. Mikells received a payment of 133% of her target amount prorated for the period of her services under this Plan, in recognition of a successful debt refinancing.

(3)	Profit Sharing and Savings Plan – 2010. The Compensation Committee determined the payout under the Profit Sharing and Savings Plan would be 9.75% based on strong results on the two plan metrics that made up 2010 Profit Sharing and Savings Plan (PSSP) target – productivity savings and organic growth.

(4)	Management Incentive Plan – 2011. The Compensation Committee set targets for the 2011 Management Incentive Plan: equally dependent upon EBITDA, Free Cash Flow and EPS growth.

(5)	Long-Term Equity Incentive Awards – 2011. On February 8, 2011, the Compensation Committee approved regular long-term equity incentive awards.

•

Mr. Fyrwald’s equity award of 400% of base salary exceeded his target opportunity of 350% after the Compensation Committee’s review of his actual total direct compensation positioning versus the 50th percentile of the peer group companies and his performance during 2010.

•	Mr. Melin’s equity award of 125% of base salary exceeded his target opportunity of 120% as a result of achieved growth expectations.

•	Mr. Flitman’s equity award was equivalent to his target opportunity of 140% as a result of achieved growth expectations.

•	Mr. Johnson’s equity award was equivalent to his target opportunity of 120% of base salary.

•	Ms. Mikells joined the Company in October, 2010. Ms. Mikells’ equity award was equivalent to her target opportunity of 150% of base salary.

III.	Objectives of Compensation Programs

Compensation Philosophies of the Company. As an overall philosophy, the Company and the Compensation Committee have a goal of providing competitive compensation programs that support the Company’s business strategies by attracting, retaining and developing individuals with the necessary talent and experience levels and to reward such individuals, through performance-based variable pay and recognition programs. The overriding goals of the compensation program are to be competitive, performance-based, cost effective, globally consistent and legally compliant. The Company targets pay programs at the 50th percentile target of peer companies, described below, with individual compensation varying based on factors such as performance or experience. Compensation decisions are made objectively based on available market information. The Compensation Committee further requires that compensation programs promote safety in the workplace and ethical business practices.

In setting compensation packages and programs, the Company also looks at the mix between fixed and variable compensation and between long-term and short-term compensation. For the variable or incentive compensation, the Company looks at data from the comparable companies for the similar positions and the internal hierarchy of jobs. Comparative data and internal hierarchical information are also used when setting long-term compensation, with an additional emphasis given to long-term compensation for those jobs which tend to have a longer-term impact on the Company and its performance.

For certain executive or officer level jobs, the Company also considers comparable company data concerning post-termination compensation plans or agreements. The Company evaluates the need for such agreements to attract appropriate talent and includes in any such arrangement post-employment covenants protecting the Company’s confidential information, trade secrets, and, where appropriate, competitive position.

In selecting a peer group, the Compensation Committee identified companies that are in the chemical, oil & gas and industrial services industries of similar revenue and total asset size. In the future, the Compensation Committee plans on using the same peer group for executive compensation decisions, including relative performance metrics under the Management Incentive Plan.

The following is the peer group used for establishing the 50th percentile compensation objectives. This was established by the Compensation Committee in 2010.

Air Products & Chemicals, Inc.	Ecolab, Inc.

Albemarle Corporation	FMC Corporation

Arch Chemicals, Inc.	FMC Technologies, Inc.

Ashland, Inc.	Harsco Corporation

Baker Hughes, Inc.	Pall Corporation

Complete Production Services, Inc.	Praxair, Inc.

Cytec, Inc.	Rockwood Holdings, Inc.

Eastman Chemical Company	Weyerhaeuser Company

The Company and the Compensation Committee also consider the following functions of each pay component when developing compensation plans and programs:

Base Salary: to attract and retain, to recognize immediate contributions, to provide financial stability, to reward for performance (see description of the Company’s “Base Salary” program below;

Benefits Programs: to attract and retain executives, to address basic security needs (see the description of the Company’s programs for “Benefits” and “Profit Sharing and Savings Plan” on page 32);

Short-Term Incentives: to attract and retain executives, to focus on short-term performance criteria such as operating results and efficiency, to pay for performance, to create shareholder value (see the description of the Company’s “Management Incentive Plan” on page 32);

Long-term Incentives: to attract and retain executives over a long-term time period with the Company, to focus on long-term performance and shareholder value, to pay for long-term results and to focus on safety in the workplace and ethical business practices; (see the description of the Company’s “Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan” on page 32) and

Perquisites: provided only when job-related or market-driven, to attract and retain executives; perquisites to be avoided if “one-off” and if not connected to job duties (see description of the Company’s “Perquisites” on page 32).

IV.	Compensation Plans, Programs and Significant Policies

Applying these philosophies and objectives, the Company has developed the following executive compensation plans and programs which are adjusted as necessary for jurisdictional requirements, legal requirements and to reflect market conditions shown from comparable company data:

Base Salary. The Company establishes base salary market value points (“MVPs”) for each job position or job grouping, based on the comparable company analysis described above. Base salaries are offered in scales of plus or minus 20% around the MVPs to attract and retain employees. Annual adjustments of base salary generally occur at the end of the first quarter, after performance evaluations for employees have been completed, and such adjustments reflect individual performance and regional business considerations. The Company endeavors to maintain base salaries within the designated ranges as it is making adjustments to base salaries.

Benefits. The Company provides medical, disability, dental, life insurance and vision benefits unless otherwise prohibited by local or statutory regulations. Benefits are offered to attract and retain employees.

Profit Sharing and Savings Plan. The Profit Sharing and Savings Plan covers substantially all U.S. employees of Nalco Company and other participating companies (certain subsidiaries and affiliates of Nalco Company). The Plan is a combined 401(k) savings plan and profit sharing plan. Employees are eligible to participate in the 401(k) savings and voluntary after-tax portions of the Plan upon date of hire. In order to receive a share of the employer profit sharing contribution, the employee must be employed on December 31 of the calendar year for which the contribution is made, provided the employee worked 1,000 hours in the year. A Supplemental Plan covers contributions that exceed qualification levels.

Management Incentive Plan. The Company offers to designated global management employees the opportunity to earn an annual cash bonus based on the consolidated results of the Company reaching certain thresholds, often measured in earnings performance, cost savings and growth targets. The target level awards for job positions are derived from a comparative company analysis with the goal of paying at the median level among the comparable companies. This Plan encourages short-term earnings and revenue growth performance. Upon the recommendation of the Chief Executive Officer, the Compensation Committee has the discretion to increase or decrease the payouts under the Management Incentive Plan based on the individual and business unit performance.

Long-Term Equity Incentive Awards under the 2004 Stock Incentive Plan. The Company sets target level long-term incentive compensation awards for those job positions that have significant influence on the long-term results of the Company and that typically receive such long-term compensation based on the comparable company data. Similarly, the levels of such awards are derived from comparable company data for positions with comparable responsibilities.

Long-Term Equity Incentive Awards are made under the 2004 Stock Incentive Plan, which earmarks up to 7,500,000 of the Company shares to be available to be awarded as performance shares, restricted shares, phantom shares, options, restricted units or similar equity grants.

For a smaller group of individuals, including certain of the named executive officers, the Company also granted stock options under the 2004 Stock Incentive Plan in addition to the performance and restricted shares. Such options will vest in equal installments over four years subject to the participant continuing to be employed on the vesting date or they might vest earlier upon retirement, disability or death.

The size of grants made under the Long-Term Equity Incentive Plan are determined based on competitive market data. The Company aims to target the mid-point of the comparative group identified on page 31.

Severance Agreements and Change of Control Agreements. The Company has executed severance and change of control agreements with certain of its officers. The terms of these agreements were geared to attract individuals to these positions by offering benefits consistent with relevant market data. The severance agreements generally provide that a terminated participant will receive an amount that is a multiple of base salary and bonus at target level under the Management Incentive Plan and a prorated portion of the Management Incentive Plan award during the year of the severance. The change of control agreements permit accelerated vesting of equity incentives should the Company have a Change of Control event. The specific terms of severance agreements for the named executive officers are described below.

Perquisites. The Company offers a limited package of perquisites to certain of its senior officers. These perquisites are described in the footnotes to the Summary Compensation Table.

Equity Ownership Policies. The Company also maintains the following equity ownership policies as a further effort to assure that the compensation for directors and officers coincides with the performance of the Company and its share value:

(1)	Director Equity Ownership. On August 5, 2010, the Board of Directors amended its policy, requiring Directors to hold an amount of equity in Nalco Holding Company equal to five times the Director’s annual cash retainer amount, such equity ownership level to be reached within five years after joining the Board of Directors. This stock ownership policy is reflected in the Company’s Corporate Governance Guidelines. This policy is designed to further the goal of performance-based compensation. The value of the equity for purposes of compliance with this policy is determined based on a 200-day trailing average for the stock price.

(2)	Management Equity Ownership. On April 29, 2010, the Board of Directors amended its policy requiring the Company’s senior executives to own equity in the Company equal to amounts ranging from one to three times their base compensation (five times for the CEO). These amounts will need to be met over a five-year period. This policy is designed to further the goal of performance-based compensation. The value of the equity for the purposes of this policy is determined based on a 200-day trailing average for the stock price.

Procedure for Equity Grants. The Compensation Committee has implemented a procedure for the grant of annual cash and long-term equity incentives. At the Compensation Committee’s first regular meeting during a year, typically at the end of January, the Committee will review the performance of the Company during the preceding year against target performance levels under the annual and long-term incentive plans. At the second meeting of the year, typically in mid-February, the Compensation Committee will set the performance levels for that year’s annual and long-term incentive plans and will approve proposed grants of Long-Term Equity Incentive Awards for that year. The closing date stock price for the date of this approval will be used in setting strike prices for options or value for restricted shares. The dates of these first two meetings will have been scheduled no later than September 30 of the preceding year. Similarly, the strike price for ad hoc equity grants will be the closing stock price on the fifth business day of the month following agreement date for existing employees and commencement date for new employees (and the fifth business day of January for director equity grants). In the event any of the pre-scheduled strike price dates falls during a period in which management is precluded from trading the Company’s shares or there is otherwise information which is not publicly available, the strike price date will be delayed in one week increments until the date is one in which all material information has been publicly disclosed and all trading restrictions have been lifted. The Compensation Committee believes this procedure will best assure that equity grants are set objectively, at a time of full public information, thereby assuring that incentive compensation is solely a function of the Company’s favorable performance.

V. Elements of Compensation for Named Executive Officers

J. Erik Fyrwald. Effective on February 28, 2008, Mr. Fyrwald was appointed as Chairman, President and Chief Executive Officer of the Company, Nalco Company and certain subsidiaries. Pursuant to an Employment Letter Agreement, Mr. Fyrwald: (a) will receive an annual base salary, subject to review, and (b) will be eligible to participate in the Company’s Management Incentive Plan.

At the time of his appointment, Mr. Fyrwald also entered into a Severance Agreement with the Company that provides, upon either an involuntary termination without cause or voluntary termination for good reason, benefits that include: (1) a severance payment equal to two times the sum of Mr. Fyrwald’s base salary plus his target bonus under the Management Incentive Plan; (2) continued participation for eighteen months in the Company’s medical and dental plans at active employee rates, and (3) a pro rata bonus under the Management Incentive Plan for the termination year based on actual performance for the year. Under the terms of the severance agreement, Mr. Fyrwald must execute a release to receive the benefits and may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years after the severance, Mr. Fyrwald may not (a) compete with Nalco Company or its subsidiaries or

(b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Effective on January 1, 2011, Mr. Fyrwald entered into a new Severance Agreement replacing his previous Severance Agreement. This new Agreement eliminated Mr. Fyrwald’s previous right to a gross-up of the severance benefit.

At the time of his appointment, Mr. Fyrwald received: (1) 185,000 ten-year non-qualified stock options that vest in four equal installments (upon his continued employment) at the end of 2008 and the end of each of the following three years; (2) 75,000 performance shares of which 37,650 vested on December 31, 2010 and were subject to the achievement of certain performance criteria over the performance period for the 2008-2010 cycle under the Long-Term Incentive Plan and continued employment through December 31, 2010, and (3) 50,000 performance shares of which 46,850 vested on December 31, 2010 and were subject to the achievement of certain performance criteria for 2008 and Mr. Fyrwald’s continued employment through 2010.

Mr. Fyrwald entered into a Change of Control Agreement effective as of January 1, 2009 that would permit an acceleration of these grants under the 2004 Stock Incentive Plan and future grants under the 2004 Amended and Restated Stock Incentive Plan in the event of a change in control of the Company. Effective on January 1, 2011, Mr. Fyrwald entered into a new Change of Control Agreement, replacing his previous Change of Control Agreement. This new agreement would require both a change of control and an involuntary loss of employment as a condition for acceleration of any performance-based equity-incentive grants.

In addition, as inducement awards outside the Company’s 2004 Stock Incentive Plan, Mr. Fyrwald received: (1) 40,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and the end of each of the following three years, (2) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (3) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement. The grants outside of the 2004 Stock Incentive Plan under items (2) and (3) shall vest upon a change of control, an involuntary termination of employment or a voluntary termination for good reason.

Mr. Fyrwald participates in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution, Executive Death Benefit Plan and other benefit plans common to all employees.

Kathryn A. Mikells. Ms. Mikells was appointed as Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries on October 29, 2010, with an effective starting date in November, 2010. Pursuant to an Employment Letter Agreement, Ms. Mikells: (a) will receive an annual base salary, subject to review, and (b) will be eligible to participate in the Company’s Management Incentive Plan, and (c) will be eligible to participate in the Company’s 2004 Amended and Restated Stock Incentive Plan with annual awards having a target value of 150% of her base salary (no participation for 2010).

At the time of her appointment, Ms. Mikells also entered into a Severance Agreement with the Company that provides, upon either an involuntary termination without cause or voluntary termination for good reason, benefits that include: (1) a severance payment equal to 1.5 times the sum of Ms. Mikells’s base salary plus her target bonus under the Management Incentive Plan; (2) continued participation for eighteen months in the Company’s medical and dental plans at active employee rates, and (3) a pro rata bonus under the Management Incentive Plan for the termination year based on actual performance for the year. Under the terms of the Severance Agreement, Ms. Mikells must execute a release to receive the benefits and may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years after the severance, Ms. Mikells may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Effective on January 1, 2011, Ms. Mikells entered into a new Severance Agreement replacing her previous Severance Agreement.

Ms. Mikells entered into a Change of Control agreement effective with her commencement that would permit an acceleration of these grants under the 2004 Stock Incentive Plan and future grants under the 2004

Stock Incentive Plan in the event of a change in control of the Company. Effective on January 1, 2011, Ms. Mikells entered into a new Change of Control Agreement, replacing her previous Change of Control Agreement. This new agreement would require both a change of control and an involuntary loss of employment as a condition for acceleration of any performance-based equity-incentive grants. Ms. Mikells also received the following sign-on grants with her appointment: (a) stock options having a fair value of approximately $750,000, such options vesting 50% on the third year anniversary and 50% on the fifth year anniversary of her commencement date if Ms. Mikells continues to be employed on those dates and (b) restricted shares having a fair value of approximately $1,750,000, such restricted shares vesting 50% on the third year anniversary and 50% on the fifth year anniversary of her commencement date if Ms. Mikells continues to be employed on those dates.

Ms. Mikells participates in the Nalco Company defined contribution plan (Profit Sharing and Savings Plan), supplemental defined contribution, Executive Death Benefit Plan and other benefit plans common to all employees.

David E. Flitman. On July 17, 2008, Nalco Company entered into an Employment Letter Agreement with Mr. Flitman to serve as its Executive Vice President. Under this agreement Mr. Flitman will receive an annual base salary (subject to later adjustment) and an annual bonus, with a target benefit based on a percentage of salary.

The letter agreement further provided that Mr. Flitman would participate in annual grants under the Company’s 2004 Amended and Restated Stock Incentive Plan. Pursuant to a change of control agreement executed on January 1, 2009, Mr. Flitman’s grants under the 2004 Amended and Restated Stock Incentive Plan will vest upon a change in control of the Company. Effective on January 1, 2011, Mr. Flitman entered into a new Change of Control Agreement, replacing his previous Change of Control Agreement. This new agreement would require both a change of control and an involuntary loss of employment as a condition for acceleration of any performance-based equity-incentive grants.

On August 31, 2008, Mr. Flitman also was granted: (1) a one-time cash payment of $205,000, (2) restricted shares vesting on the second anniversary of the grant date having a value of $1.2 million and (3) performance shares vesting over three years if certain performance criteria are met having a value of $1.3 million. These restricted shares and performance shares would vest on a change of control of the Company or termination of his employment by the Company for reasons not constituting cause.

Mr. Flitman also signed a Severance Agreement that would include the following benefits, in the event of an involuntary termination without cause: (1) a severance payment equal to 1.5 times Mr. Flitman’s base salary and target bonus, (2) a prorated portion of his Management Incentive Plan payment for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate. This severance agreement is conditional upon Mr. Flitman signing a release. Further, Mr. Flitman may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, for a period of two years after a severance, Mr. Flitman may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Effective on January 1, 2011, Mr. Flitman entered into a new Severance Agreement replacing his previous Severance Agreement.

Mr. Flitman participates in the Nalco Company defined contribution plan, (Profit Sharing and Savings Plan), supplemental defined contribution plan, Executive Death Benefit Plan and other benefit plans common to all employees.

David Johnson. On June 7, 2007, the Company entered into a Restricted Shares Agreement with Mr. Johnson. Under this Agreement Mr. Johnson was awarded 15,308 restricted shares that would vest in four equal installments on the last day of each of 2007, 2008, 2009, and 2010, provided Mr. Johnson is still employed with the Company or its affiliates on the vesting dates.

On March 7, 2008, the Company granted 50,000 restricted shares to Mr. Johnson such shares to vest 50% on December 31, 2011 and 50% on December 31, 2012 subject to Mr. Johnson’s continued employment with the Company or its affiliates on the vesting dates.

Mr. Johnson also executed an Expatriate Assignment Agreement on April 4, 2007 that provides for certain benefits associated with his transfer to Europe, including housing allowances, goods and services allowance, language training, foreign service premium and relocation expenses and allowances. Effective January 1, 2011, with his relocation to Switzerland, Mr. Johnson entered into a Foreign Localization Agreement that replaces his earlier Expatriate Assignment Agreement and provides for benefits relating to his move to Switzerland. Mr. Johnson participates in the Company’s Management Incentive Plan and annual long term incentive grants under the Company’s 2004 Stock Incentive Plan.

Effective January 1, 2009, Mr. Johnson entered into a Severance Agreement. Under this agreement, in the event of involuntary termination of Mr. Johnson’s employment or termination by him for good reason, he will receive the following benefits (among other things): (1) a payment equal to 1.5 times his base salary and target bonus, (2) a pro-rated portion of his Management Incentive Plan payout for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate. Effective on January 1, 2011, Mr. Johnson entered into a new Severance Agreement replacing his previous Severance Agreement.

Mr. Johnson entered into a Change of Control Agreement effective as of January 1, 2009 that would permit an acceleration of his grants under the 2004 Stock Incentive Plan in the event of a change of control of the Company. Effective on January 1, 2011, Mr. Johnson entered into a new Change of Control Agreement, replacing his previous Change of Control Agreement. This new agreement would require both a change of control and an involuntary loss of employment as a condition for acceleration of any performance based equity incentive grants.

Mr. Johnson participated in the Nalco Limited 2002 Pension Plan, and participates in the Executive Death Benefit Plan and other benefit plans common to all employees.

Eric G. Melin. On October 8, 2008, when he joined the Company, the Company and Mr. Melin entered into a Sign-On Restricted Share Agreement, Restricted Performance Share Award Agreement and Non-Qualified Stock Option Agreement. Under the Sign-On Restricted Share Agreement, Mr. Melin received 27,933 restricted shares that will vest on October 8, 2011, provided Mr. Melin is still employed with the Company or its affiliates on the vesting date. Under the Nonqualified Stock Option Agreement, Mr. Melin was granted 126,968 stock options at an exercise price of $14.32 per share that will vest on October 8, 2011, provided Mr. Melin is still employed with the Company or its affiliates on the vesting date. Under the Restricted Performance Share Award Agreement, Mr. Melin was granted 13,966 shares subject to performance conditions and his continued employment through March 31, 2012.

Mr. Melin participates in annual awards under the Company’s 2004 Stock Incentive Plan and participates in the Company’s annual Management Incentive Plan.

Effective August 22, 2008, Mr. Melin entered into a Severance Agreement that would include the following benefits: (1) a payment equal to 1.5 times his base salary and target bonus, (2) a pro-rated portion of his Management Incentive Plan payout for the year of termination and (3) continued medical and dental benefits for a period of eighteen months at the active employee rate. Effective on January 1, 2011, Mr. Melin entered into a new Severance Agreement replacing his previous Severance Agreement.

Mr. Melin entered into a change of control agreement effective as of January 1, 2009 that would permit an acceleration of his grants under the 2004 Stock Incentive Plan in the event of a change of control of the Company. Effective on January 1, 2011, Mr. Melin entered into a new Change of Control Agreement, replacing his previous Change of Control Agreement. This new agreement would require both a change of control and an involuntary loss of employment as a condition for acceleration of any performance-based equity-incentive grants.

Mr. Melin participates in the Executive Death Benefit Plan and other benefit plans common to all employees.

Bradley J. Bell. Mr. Bell retired from the Company in December 2010. Under his former employment agreement, Mr. Bell had been entitled to receive (a) a base salary, subject to annual review, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance.

With his retirement, Mr. Bell entered into a Retirement and Consulting Agreement on May 17, 2010 pursuant to which he would continue to provide consulting services to the Company through June 30, 2011, restricted shares under his January 1, 2009 Restricted Share Agreements would vest at December 31, 2011 and he would be permitted certain vesting rights under long-term incentive grants made as part of the 2009-2011 and 2010-2012 cycles.

Impact of Tax and Accounting. As a general matter, the Compensation Committee always takes into the account the various tax and accounting implications of compensation vehicles employed by the Company.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our CEO and any of our three most highly paid executive officers, excluding CEO and CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. It is the Compensation Committee’s policy to maximize the tax efficiency of our executive compensation plans in this regard.

The Company accounts for stock-based payments, including stock options, restricted stock and the LTIP performance share awards in accordance with the requirements of FASB ASC Topic 718 (formerly known as FASB Statement 123R).

VI. Director Compensation

Director compensation for 2010 (for non-executive directors) was: (a) annual cash retainer of $70,000; (b) equity compensation with target value of $80,000 and a two-year continued service vesting requirement; (c) Audit Committee Chairman retainer of $15,000; (d) Committee Chairman retainer (other than Audit Committee) of $7,500; and (e) Committee meeting fee of $1,500 per meeting. No meeting fee will be paid for Board Meetings, and Nalco Holding Company will reimburse expenses related to duties as a director. The Board also determined that the Lead Director would be paid an annual stipend of $20,000. The Compensation Committee Chairman retainer will be increased to $10,000 in 2011. Directors also are permitted “access only” coverage to medical plans for themselves and a spouse, if such insurance is not available through other sources. The directors received no other compensation or perquisites.

The following tables set forth certain information concerning compensation of the Company’s non-employee directors for 2010.

Director Compensation – 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carl A. Casale	$79,000	$79,989	-	-	-	-	$158,989
Rodney F. Chase	$122,250	$79,989	-	-	-	-	$202,239
Richard B. Marchese	$103,000	$79,989	-	-	-	-	$182,989
Paul J. Norris	$85,750	$79,989	-	-	-	-	$165,739
Douglas A. Pertz	$100,000	$79,989	-	-	-	-	$179,989
Daniel S. Sanders	$94,000	$79,989	-	-	-	-	$173,989
Mary M. VanDeWeghe	$91,000	$79,989	-	-	-	-	$170,989

Footnotes to Director Compensation Table:

Directors did not receive any other compensation for their services as directors, nor did they receive any perquisites or personal benefits.

The grant date fair value for each Stock Award included in the above table of each Director is as follows:

Director Grant Date Fair Value

Name	Grant Date	# RSUs	Closing Stock Price	Grant Date Fair Value

Carl A. Casale	1/8/2010	3,086	$25.92	$79,989

Rodney F. Chase	1/8/2010	3,086	$25.92	$79,989

Richard B. Marchese	1/8/2010	3,086	$25.92	$79,989

Paul J. Norris	1/8/2010	3,086	$25.92	$79,989

Douglas A. Pertz	1/8/2010	3,086	$25.92	$79,989

Daniel S. Sanders	1/8/2010	3,086	$25.92	$79,989

Mary M. VanDeWeghe	1/8/2010	3,086	$25.92	$79,989

The aggregate number of options and stock awards outstanding as of fiscal year end for each director were as follows:

DIRECTOR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Aggregate Outstanding Stock Awards (#)

Carl A. Casale	3,086

Rodney F. Chase	3,086

Richard B. Marchese	3,086

Paul J. Norris	3,086

Douglas A. Pertz	3,086

Daniel S. Sanders	3,086

Mary M. VanDeWeghe	3,086

The foregoing Compensation Discussion and Analysis contains statements regarding incentive targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company cautions investors not to apply these statements to other contexts.

Nalco Holding Company

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)[1,2]	($)[1]	($)	($)[3]	($)[4]	($)
J. Erik Fyrwald	2010	875,500	-	2,379,994	594,997	1,105,000	-	221,096	5,176,587
Chairman, President	2009	850,000	-	2,618,001	1,024,944	964,620	-	163,282	5,620,847
and CEO	2008	715,417	-	7,250,750	3,126,000	609,802	-	246,694	11,948,663

Kathryn A. Mikells	2010	102,500	-	1,750,000	750,000	100,000	-	39,989	2,742,489
EVP and CFO

Eric G. Melin	2010	432,600	-	403,201	100,802	310,000	-	750,250	1,996,853
EVP and President	2009	420,000	-	369,604	144,698	275,224	-	605,576	1,815,102
Asia Pacific & Global
Procurement

David E. Flitman	2010	475,000	-	470,394	117,604	408,000	-	102,398	1,573,396
Sr EVP and President	2009	420,000	-	470,399	184,159	339,224	-	65,635	1,479,417
Water & Process Services	2008	155,750	205,000	2,600,103	138,562	100,000	-	194,590	3,394,005

David Johnson	2010	355,350	-	331,195	82,798	233,000	7,839	563,225	1,573,407
EVP and President	2009	345,000	-	276,008	108,053	225,160	230,956	450,015	1,635,192
Europe & Global SHE	2008	292,361	-	1,054,046	58,888	125,000	-	433,887	1,964,182

Bradley J. Bell	2010	482,419	-	3,450,366	527,304	234,000	-	121,269	4,815,358
Former EVP and CFO	2009	473,540	-	1,362,957	259,545	364,145	-	112,739	2,572,926
	2008	468,172	125,000	-	-	210,962	-	51,354	855,488

Footnotes to Summary Compensation Table:

(1)	The amounts shown in the Stock Awards and Options Awards columns reflect the aggregate grant date fair value on the date of grant in accordance with FASB ASC Topic 718 (formerly known as FASB Statement 123R), in connection with annual and special awards of stock options, performance share units and restricted stock units under the Nalco Holding Company 2004 Stock Incentive Plan for all executives. A Black-Scholes valuation approach has been chosen for stock option calculations. The value of the 2010 awards were lower, in part, due to the change in applying the Black-Scholes valuation to determine the number of stock options awarded. The assumptions used in valuing these grants are set out in the following notes to the Nalco Holding Company and Subsidiaries Consolidated Financial Statements in the Form 10-Ks indicated:

For Stock and Option Awards Granted in FY	Consolidated and Combined Financial Statements	Included with Form 10-K filed:	Note(s)
2010	December 31, 2010	2/25/2011	12
2009	December 31, 2009	2/26/2010	15
2008	December 31, 2008	2/25/2009	15
2007	December 31, 2007	2/28/2008	15
2006	December 31, 2006	3/1/2007	15

None of the other named executive officers forfeited any stock options or stock awards during the year, except for Mr. Bell who forfeited 10,131 stock options, 7,540 restricted stock and 22,621 performance shares.

(2)	The performance share awards that were outstanding at December 31, 2010 are shown in the Stock Awards column for each named executive officer that holds a performance share grant, reflecting assumptions based on the 2010 Company performance at target. The maximum award for each grant is as follows: Mr. Fyrwald – $3,569,992, Mr. Melin – $604,802, Mr. Flitman – $705,602, and Mr. Johnson – $496,792.

(3)	All the amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings represent the annual increase in actuarial present value of retirement benefits payable as described in the Pension Benefits – 2010 Table. Mr. Johnson’s pension amount changed by $7,839 from $799,586 in 2009 to $807,424 in 2010.

(4)	The amounts in this column reflect other compensation for 2010 that could not be properly reported in any other column. Details regarding all other compensation components are provided in the two supplemental tables below. Several of the benefits resulted in imputed income to the named executive officers. In the case of company provided automobiles, the amounts shown reflect the cost attributed to personal use of the vehicle by the named executive officers, which is imputed as income to them.

	Perquisite Total Amount	Tax Gross-Ups	Tax Equalization	Foreign Taxes Paid	Company Contributions to Defined contribution Plans	Total
J. Erik Fyrwald	$29,310	$-	$-	$-	$191,786	$221,096
Kathryn A. Mikells	$28,995	$-	$-	$-	$10,994	$39,989
Eric G. Melin	$196,698	$-	$(89,498)	$564,941	$78,109	$750,250
David E. Flitman	$13,915	$-	$-	$-	$88,483	$102,398
David Johnson	$222,258	$302	$52,512	$222,256	$65,897	$563,225
Bradley J. Bell	$29,723	$-	$-	$-	$91,546	$121,269

The following table details the perquisites and personal benefits for the named executive officers:

	Perquisites and Personal Benefits for Named Executive Officers
	Travel	Financial Planning, Tax & Legal Srvcs	Tax Preparation	Relocation	Mobility Premium	Home Leave Exp.	Housing Allowance	Goods & Services	Exec. Death Benefit Premiums	Total
J. Erik Fyrwald	$-	$-	$-	$-	$-	$-	$-	$-	$29,310	$29,310
Kathryn A. Mikells	$-	$10,000	$-	$-	$-	$-	$-	$-	$18,995	$28,995
Eric G. Melin	$8,023	$-	$1,500	$-	$-	$11,722	$104,055	$54,733	$16,665	$196,698
David E. Flitman	$-	$-	$-	$-	$-	$-	$-	$-	$13,915	$13,915
David Johnson	$5,823	$-	$1,500	$4,377	$35,880	$522	$82,763	$80,683	$10,710	$222,258
Bradley J. Bell	$-	$-	$-	$-	$-	$-	$-	$-	$29,723	$29,723

Messrs. Melin, and Johnson received compensation related to their international assignments, which were paid to them in a currency other than U.S. dollars (US $). In calculating the amounts disclosed above, the Company used the average monthly exchange rate of the local countries to U.S. dollars during 2010. For Mr. Melin – RMB ¥6.77914 to US$1.00 and for Mr. Johnson – EU €.7548 to US$1.00. The monthly average exchange rate was used to determine the proper USD equivalent. Amounts shown in the Executive Death Benefits column of the Perquisites and Personal Benefits table above are based on the market value quotes of the cost of insurance from a third party insurance company for a term life insurance policy based on the life expectancy of each named executive officer having such a benefit. Ms. Mikells received reimbursement in the amount of $10,000 for legal fees per the terms of her employment agreement.

GRANTS OF PLAN – BASED AWARDS – 2010

The 2010 Grants of Plan-Based Awards Table below reflects equity and non-equity incentive plan awards made to each of the named executive officers during 2010. Equity awards include nonqualified stock options (SO), performance shares (PS) and restricted stock (RS). Non-equity awards include awards under our Management Incentive Plan (MIP) for 2009.

Name	Award Type	Grant Date[1]	Award Agreement Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other stock awards: Number of Shares or Stock Units[4]	All Other option Award; Number of Securities Underlying Options[5]	Exercise or Base Price of Option Awards[6]	Grant date fair value of stock and option awards[7]
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
J. Erik Fyrwald	MIP			353,600	884,000	1,768,000
	SO	2/9/2010									72,738	21.98	594,997
	PS	2/9/2010					40,605	81,210	162,420				1,784,996
	RS	2/9/2010								27,070			594,999

Kathryn A. Mikells	MIP			30,000	75,000	150,000
	SO	11/5/2010	10/29/2010							79,432		30.07	750,000
	RS	11/5/2010	10/29/2010								58,198		1,750,000

Eric G. Melin	MIP			113,568	283,920	567,840
	SO	2/9/2010									12,323	21.98	100,802
	PS	2/9/2010					6,879	13,758	27,516				302,401
	RS	2/9/2010								4,586			100,800

David E. Flitman	MIP			144,000	360,000	720,000
	SO	2/9/2010									14,377	21.98	117,604
	PS	2/9/2010					8,026	16,051	32,102				352,801
	RS	2/9/2010								5,350			117,593

David Johnson	MIP			93,288	233,220	466,440
	SO	2/9/2010									10,122	21.98	82,798
	PS	2/9/2010					5,651	11,301	22,602				248,396
	RS	2/9/2010								3,767			82,799

Bradley J. Bell[8]	MIP			145,614	364,034	728,068
	SO	2/9/2010									20,261	21.98	165,735
	PS	2/9/2010					11,311	22,621	45,242				497,210
	RS	2/9/2010								7,540			165,729
	SO	5/17/2010									21,067	11.92	308,842
	SO	5/17/2010									5,065	21.98	52,727
	PS	5/17/2010					29,199	41,713	83,426				1,031,145
	RS	5/17/2010								71,047			1,756,282

Footnotes to Grants of Plan-Based Awards Table:

(1)	Unless otherwise indicated in the table above, the grant date is the date on which stock and option awards were approved by the Compensation Committee. Where the grant date differs from the award agreement date, this was as a result of application of the Company’s policy with respect to ad hoc equity awards, as is more fully described under “Procedure for Equity Grants” in the Compensation Discussion and Analysis section above. Under this policy, ad hoc equity grants will only be made on the fifth business day of the month following agreement date for existing employees and commencement date for new employees and any such grants will reflect the closing stock price for that date.

(2)	The amounts in these columns represent grant awards under our Management Incentive Plan for 2010, including the threshold, target and maximum amounts that can be earned based on performance achieved in 2010. These awards are more fully discussed in our Compensation Discussion & Analysis section.

(3)	The amounts in these columns represent the number of shares that could be earned under grants of performance share awards. Generally, the performance shares will vest subject to performance criteria being met through the end of 2012. The performance-based conditions for these shares are: 3-year cumulative EBITDA growth, and 3-year cumulative Organic Revenue growth. Mr. Bell’s performance share award granted February 9, 2010 was forfeited upon his entry into a Retirement and Consulting Agreement on May 17, 2010.

The performance share awards that were outstanding at December 31, 2010 are shown in the stock awards column for each named executive officer that holds a performance share grant, reflecting assumptions based on the 2010 Company performance at target. The maximum award for each grant is as follows: Mr. Fyrwald – $3,569,992, Mr. Bell – $2,062,291, Mr. Melin – $604,802, Mr. Flitman – $705,602 and Mr. Johnson – $496,792.

(4)	The amounts in this column represent restricted stock awards made to Messrs. Fyrwald, Bell, Melin, Flitman and Johnson which shall vest subject to continued employment through February 28, 2013 and to Ms. Mikells which shall vest 50% on the third anniversary of her commencement date and 50% on the fifth anniversary of her commencement date. Mr. Bell’s restricted stock award granted February 9, 2010 was forfeited upon his entry into a Retirement and Consulting Agreement on May 17, 2010.

(5)	The amounts in this column represent the number of stock options granted to Messrs. Fyrwald, Bell,, Melin, Flitman and Johnson which shall vest in substantially equal parts on each of December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013 and to Ms. Mikells which shall vest 50% on the third anniversary of her commencement date and 50% on the fifth anniversary of her commencement date. The stock options can be exercised once vested and before the expiration of their term, ten years following the date they were granted. A portion of Mr. Bell’s stock option grants (5,065) vested on December 31, 2010, a further 5,065 options will vest on December 31, 2011 and the remaining options (10,131) were forfeited upon his entry into a Retirement and Consulting Agreement on May 17, 2010.

(6)	The amounts in this column represent the exercise price for the stock options that were granted to named executive officers.

(7)	The amounts in this column represent the aggregate grant date fair market value of the equity awards granted during 2010. The restricted stock awards portion is calculated using the closing stock price on the date of grant. The performance share awards portion is calculated by multiplying the target number of shares by the closing stock price on the date of grant. The amount attributed to stock options is calculated using the following Black-Scholes value on the date of grant, which was $8.18 for the February 8, 2010 grants and 9.44 for the November 5, 2010 grant. The Black-Scholes value on the date of grant for the 21,067 stock options and 5,065 stock options granted to Mr. Bell on May 17, 2010 was $14.66 and $10.41, respectively.

(8)	These items reflect equity awards that were previously granted and were modified in connection with Mr. Bell’s May 17, 2010 Retirement and Consulting Agreement. The grant date fair value represents the incremental value from the award modification as determined in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Effective October 29, 2010, Ms. Mikells entered into Severance and Change of Control Agreements with the Company. The terms of these agreements are detailed in the Compensation Discussion and Analysis section.

2004 Amended and Restated Stock Incentive Plan

In February 2010, annual awards of nonqualified stock options, restricted shares and performance shares awards were made under the Company’s 2004 Stock Incentive Plan. The stock options generally vest at the rate of one-fourth per year beginning December 31, 2010, or a pro-rata portion will vest earlier in the event of death, permanent disability or retirement. The stock options generally expire 10 years from their date of grant, or earlier in the case of death, permanent disability or retirement. The restricted shares generally vest three years or earlier in the event of death, permanent disability or retirement. Expense is recognized for the awards over the period from the grant date to the earlier of the vesting date or the date an executive becomes retirement eligible.

The performance shares generally vest after three years from the date of grant based on performance achieved in 2010 through 2012, with any payout occurring after February 28, 2013. The number of performance shares earned will vary from zero to 200% of the number of performance shares awarded depending on performance achieved. Vesting will be pro-rated based on the number of full months employed during the period and the performance shares to be earned based on performance actually achieved in the event of death, permanent disability, or retirement. Upon a change of control, only those performance shares which have been determined to have been earned based on the performance achieved shall become fully vested. Each performance share earned will be settled by the issuance of one share of Company stock. Expense is recognized over the period from the grant date to the vesting date, February 28, 2013.

Salary, Bonus and MIP in Proportion to Total Compensation

For each named executive officer, the following chart illustrates the relationship between salary, non-equity incentive plan awards (MIP awards), and bonus with total Compensation:

NEO	Total Compensation	Salary	% Total Compensation	Non-Equity Incentive Plan Awards	% Total Compensation	Bonus	% Total Compensation
J. Erik Fyrwald	$5,176,587	$875,500	17%	$1,105,000	21%	$-	0%
Kathryn A. Mikells	$2,742,489	$102,500	4%	$100,000	4%	$-	0%
Eric G. Melin	$1,996,853	$432,600	22%	$310,000	16%	$-	0%
David E. Flitman	$1,573,396	$475,000	30%	$408,000	26%	$-	0%
David Johnson	$1,573,407	$355,350	23%	$233,000	15%	$-	0%
Bradley J. Bell	$4,815,358	$482,419	17%	$234,000	9%	$-	0%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2010

The 2010 Outstanding Equity Awards At Fiscal Year-End Table below reflects equity awards held by each of the named executive officers at December 31, 2010. Equity awards include performance shares (PS), restricted stock (RS), and stock options (SO).

	Option Awards					Stock Awards
Name and Principal Position / Award Type	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#)	(#)	($)		(#)	($)	(#)	($)
J. Erik Fyrwald
PS								327,143	$10,448,947
RS						281,978	$9,006,377
SO	168,750	206,250		$20.84	3/7/2018
SO	83,194	83,194		$11.92	12/31/2019
SO	18,185	54,554		$21.98	12/31/2020
	270,129	343,998				281,978	$9,006,377	327,143	$10,448,947

Kathryn A. Mikells
RS						58,198	$1,858,829
SO		79,432		$30.07	11/5/2020
		79,432				58,198	$1,858,829	—	$0

Eric G. Melin
PS								50,771	$1,621,626
RS						40,271	$1,286,256
SO	92,052	49,729		$14.32	10/18/2018
SO	11,745	11,745		$11.92	12/31/2019
SO	3,081	9,242		$21.98	12/31/2020
	106,878	70,716				40,271	$1,286,256	50,771	$1,621,626

David E. Flitman
PS								106,643	$3,406,177
RS						15,216	$485,999
SO	6,555	6,555		$23.14	9/8/2018
SO	14,948	14,948		$11.92	12/31/2019
SO	3,594	10,783		$21.98	12/31/2020
	25,097	32,286				15,216	$485,999	106,643	$3,406,177

David Johnson
PS								39,968	$1,276,578
RS						59,556	$1,902,219
SO	4,939			$17.80	6/28/2016
SO	4,516			$24.01	2/15/2017
SO	5,283	1,761		$20.45	2/14/2018
SO	8,771	8,771		$11.92	12/31/2019
SO	2,531	7,592		$21.98	12/31/2020
	26,040	18,124				59,556	$1,902,219	39,968	$1,276,578

Bradley J. Bell
PS								41,713	$1,332,313
RS						71,047	$2,269,241
SO	21,067	21,067		$11.92	12/12/2019
SO	5,065	5,065		$21.98	2/9/2020
	26,132	26,132				71,047	$2,269,241	41,713	$1,332,313

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table:

For performance shares (PS), any amount shown in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested “columns reflect the expected number of performance share awards for which the period for measuring performance has not yet finished and which may yet be earned by the executives based upon the performance achieved during such period, i.e., for the 2009 – 2011 performance cycle, the target payout level is expected to be earned, for the 2010 – 2012 performance cycle, the maximum payout level is expected to be earned. The vesting of the performance shares would be accelerated on a partial basis upon an executive’s death, disability or retirement.

For restricted stock (RS) granted on February 9, 2010, all shares vest on February 28, 2013 as follows: Mr. Fyrwald – 27,070 Mr. Melin – 4,586, Mr. Flitman – 5,350 and Mr. Johnson – 3,767. For restricted stock (RS) granted on February 12, 2009, all shares vest on February 28, 2012 as follows: Mr. Fyrwald – 54, 908, Mr. Bell – 13,904, Mr. Melin – 7,752, Mr. Flitman – 9,866 and Mr. Johnson – 5,789. The RS vesting dates other than for February 28, 2012 date are as follows: Mr. Fyrwald – 100,000 shares each on March 7, 2011 and March 7, 2012, Mr. Bell – 57,143 shares on December 31, 2011, Mr. Melin – 27,933 shares on October 8, 2011, and Mr. Johnson – 50,000 shares one-half each on December 31, 2011 and December 31, 2012. In all cases, vesting on the indicated dates is subject to the executive’s continued employment through such vesting dates.

For stock options (SO) with an expiration date in 2016, the remaining stock options vested on December 31, 2009. For stock options with an expiration date in 2017, the remaining stock options vested on December 31, 2010. Generally for stock options with an expiration date in 2018, one-half vested on December 31, 2010 and the other half will vest on December 31, 2011 (except for certain options granted to Mr. Fyrwald and all of the options granted to Mr. Flitman). 150,000 of the stock options granted to Mr. Fyrwald will vest one-half on each of March 7, 2011 and March 7, 2012. Mr. Flitman’s stock options vest one-quarter on each of September 8, 2009, September 8, 2010, September 8, 2011 and September 8, 2012. For stock options with an expiration date of February 12, 2019, one-fourth each will vest on December 31, 2009, December 31, 2010, December 31, 2011, and December 31, 2012. For stock options with an expiration date of February 9, 2020, one-fourth each will vest on December 31, 2010, December 31, 2011, December 31, 2012, and December 31, 2013. In all cases, vesting on the indicated dates is subject to the executive’s continued employment through such vesting dates. The vesting of unvested stock options could be accelerated upon a change of control at the discretion of the Compensation Committee or upon the death or disability of the named executive officer or could be partially accelerated upon an executive’s death, permanent disability or retirement.

OPTION EXERCISES AND STOCK VESTED – 2010

	Option Awards		Stock Awards
Name / Award Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2,3,4] ($)
J. Erik Fyrwald
PS			84,500	$2,698,930

Kathryn A. Mikells			-	-

Eric G. Melin
PS			2,454	$78,381

David E. Flitman
PS			2,172	$69,374
RS			51,858	$1,299,043

David Johnson
PS			1,167	$37,274
RS			3,827	$122,234

Bradley J. Bell			-	-

Footnotes to Option Exercises and Stock Vested Table:

(1)	No executive exercised stock options during 2010.

(2)	These amounts represent the value of the stock on the date the shares were acquired, i.e., the award vested, which was $31.94 for all the awards which vested on December 31, 2010 and $25.05 for Mr. Flitman’s restricted shares (RS) which vested on September 8, 2010.

(3)	The performance shares (PS) shown are shares paid out under the 2008-2010 Performance Cycle based on the performance achieved.

(4)	The restricted stock (RS) shown as vested during 2010.

PENSION BENEFITS – 2010

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Erik Fyrwald	None	-	-	-

Kathryn A. Mikells	None	-	-	-

Eric G. Melin	None	-	-	-

David E. Flitman	None	-	-	-

David Johnson	UK Plan	26.00	807,424	-

Bradley J. Bell	None	-	-	-

Pension Benefits

Mr. David Johnson participates in the Nalco Limited 2002 Pension Plan. The Nalco Limited 2002 Pension Plan covers U.K. employees who were hired prior to October 1, 2002. For the U.K. plan, the assumptions used were consistent with those used to value the Nalco Limited 2002 Pension Plan for US GAAP disclosure purposes – the key assumptions being: 5.25% discount rate and 3.54% inflation.

Nalco Limited 2002 Pension Plan

The Nalco Limited 2002 Pension Plan (the “Plan”) provides benefits described in the Trust Deed and Rules dated July 4, 2002 as amended on August 25, 2009 and subsequently with effect from January 1, 2010 and supplemented by the provisions of the Predecessor Plans. These benefits are outlined below.

The Plan provides a 5-year certain-and-life annuity benefit at normal retirement equal to one-sixtieth (1/60) of Final Pensionable Pay multiplied by years of Pensionable Service. Final Pensionable Pay is defined as the average of the last three Pensionable Pay figures at the date of retirement or earlier exit. Pensionable pay is basic salary at each April 1. Effective January 1, 2010, the Plan was amended to limit increases in pensionable earnings to no more than 2% per year.

Members may exchange part of their pension for a tax-free lump sum at retirement. The rate of exchange is determined by the Trustees based on actuarial advice.

The Normal Retirement Age is 65, but members may draw their pension early. Active and deferred members require consent from the Company to retire early.

Once in payment, pensions increase each April 1, in line with the provisions of the Trust Deed and Rules and in accordance with statutory provisions. Partner’s and children’s pensions may become payable on the event of the death of a member of the Plan.

NONQUALIFIED DEFERRED COMPENSATION – 2010

Name	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
J. Erik Fyrwald		155,286	646		244,790

Kathryn A. Mikells		-	-		-

Eric G. Melin		45,609	124		62,852

David E. Flitman		55,983	124		73,226

David Johnson		33,397	280		72,118

Bradley J. Bell		59,046	959		191,940

Narrative to Nonqualified Deferred Compensation Table:

The material factors necessary to an understanding of each plan disclosed in the table above are as follows, set out for each plan:

All the amounts shown in the above table were deferred under the Nalco Company Supplemental Profit Sharing Plan, which is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Each qualified participant shall be entitled to receive a profit sharing credit to the extent the Company determines a profit sharing contribution shall be made, allocated among all qualified participants. Amounts reflected above as Company contributions are also reflected in the Summary Compensation Table for this year. The administrative committee administering the plan shall determine the rate of return that shall be applied to all participants’ accounts as of the last day of the year or such other date it determines. For 2010, the account earnings and end of year account values are based on the return of the Stable Value Fund available to participants in the qualified plan. A Participant shall become one hundred percent (100%) vested in his account if he retires on or after qualifying for normal retirement, dies or becomes disabled. In any other termination of employment, a participant will be vested in his account under the plan to the same extent he or she is vested in his or her profit sharing account under the qualified plan. The benefits provided under this plan to which a participant is or becomes entitled to receive shall be offset by any benefit the participant is entitled to receive under any other plan, agreement or arrangement with the Company that is intended to provide benefits that cannot be provided under the qualified plan because of the limitations set forth in Code Sections 401(a)(17) and 415(c). This reflects amounts known to be contributed or allocated to the respective plans. These amounts may be adjusted in the future based on applicable Internal Revenue Code and plan rules.

NALCO COMPANY

2004 Stock Incentive Plan

In February 2010, annual awards of nonqualified stock options, restricted shares and performance share awards were made under the Company’s 2004 Stock Incentive Plan. The stock options generally vest at the rate of one-fourth per year beginning December 31, 2010 or a pro-rata portion will vest earlier in the event of death, permanent disability or retirement. The stock options generally expire ten years from their date of grant, or earlier in the case of death, permanent disability or retirement. The restricted shares generally vest after three years or earlier in the event of death, permanent disability or retirement. Expense is recognized for the awards over the period from the grant date to the earlier of the vesting date or the date an executive becomes retirement eligible.

The performance shares generally vest three years from the date of grant based on performance achieved. Grants in 2008 vested based on performance in each of the years 2008 and 2009 with any payout occurring after December 31, 2010. Grants in 2009 will vest on February 28, 2012, based on performance in years 2009 through 2011 with any payout occurring after February 28, 2012. Grants in 2010 will vest on February 28, 2013, based on performance in years 2010 through 2012 with any payout occurring after February 28, 2013. The number of performance shares earned will generally vary from zero to 150% (200% for 2009 and 2010 awards) of the number of performance shares awarded depending on performance achieved. Vesting will be pro-rated based on the number of full months employed during the period and the performance shares to be earned based on performance actually achieved in the event of death, permanent disability, or retirement. Upon a change of control, the 2008 performance shares which have been determined to have been earned based on the performance achieved shall become fully vested. However, the terms of the 2009 and 2010 performance share awards do not provide for vesting in the event of a change of control. Each performance share earned will be settled by the issuance of one share of Company stock. Expense is recognized over the period from the grant date to the end of the performance or vesting period.

Severance Agreements

The Company has executed severance agreements with certain of its officers. The terms of these agreements were geared to attract individuals to these positions by offering benefits consistent with relevant market data. The severance agreements generally provide that a terminated participant will receive an amount that is a multiple of base salary and bonus at target level under the Management Incentive Plan and a prorated portion of the MIP award during the year of the severance. The specific terms of severance agreements for the named executive officers are described below.

Employment Agreements

During 2008, the Company entered into employment agreements with Messrs. Fyrwald and Flitman and an Employment Offer with Mr. Melin. In November, 2008, the Company entered into Severance and Change of Control Agreements with each of the Named Executive Officers which are effective as of January 1, 2009. In September, 2010, the Company entered into employment, Severance and Change of Control agreements with Ms. Mikells. The terms of these agreements are detailed in the Compensation Discussion and Analysis section beginning on page 25.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE-IN-CONTROL

The disclosure below describes and quantifies payments that would be due to the named executive officers in the event of a termination of employment or a change-in-control of Nalco.

Benefits Available Generally to All Employees

Nalco provides benefits that are available generally to all employees and are payable upon certain termination events including life insurance benefits, disability benefits, retiree medical and retiree life benefits, and payouts of accrued vacation pay. These benefits are not quantified in any of the tables below as these benefits are available to all employees generally. The Company also has a policy for payment of severance, but that policy does not apply to employees who have contracted severance benefits.

Benefits Due Upon Any Termination of Employment

Certain benefits provided to the named executive officers were earned and vested as of the fiscal year end. Each of these benefits included in the table below are payable upon termination of employment regardless of the reason of termination. The Qualified and Nonqualified Profit Sharing and Savings Plan Balances are reflective of the officers’ balances as of fiscal year end. Qualified and Nonqualified Pension/Cash Balance benefits are based on the same assumptions previously described in the Pension Benefits table. Vested stock option values are based on the difference between Nalco Holding Company’s closing stock price at fiscal year end and the stock options’ exercise price.

Benefits Due Named Executive Officer Upon Any Termination of Employment –

Values as of December 31, 2010

	J. Erik Fyrwald	Eric G. Melin	David E. Flitman	David Johnson	Kathryn Mikells	Bradley J. Bell
Qualified Profit Sharing and Savings Plan Balance	$123,960	$106,132	$95,903	$284,788	$2,000	$353,156
Nonqualified Profit Sharing and Savings Plan Balance	244,790	62,852	73,226	72,118	N/A	191,940
Qualified Pension/Cash Balance Value	N/A	N/A	N/A	807,424	N/A	N/A
Nonqualified Pension/Cash Balance Value	N/A	N/A	N/A	N/A	N/A	N/A
Vested Stock Option Spread Value	3,719,762	1,887,750	392,730	367,125	0	472,209

Total	$4,088,512	$2,056,734	$561,859	$1,531,455	$2,000	$1,017,305

Benefits Upon Any Termination of Employment Narrative

Each of the named executive officers would be entitled to other benefits in the event of certain types of termination of employment or upon a change in control as described below.

The individual tables below reflect the estimates of benefits due to each named executive officer assuming a change in control and/or various termination events occurred on December 31, 2010. Many of these benefits would be due to the named executive officers under the ordinary provisions of certain compensation and benefit programs in which they participate. In addition, certain severance protections and accelerated vesting of certain equity awards are provided to the named executive officers through individual employment, severance and/or change in control agreements.

Equity Awards

The Named Executive Officers have been awarded stock options and restricted stock that were unvested as of fiscal year end (see the table labeled Outstanding Equity Awards at Fiscal Year End). Pursuant to the award terms, the Compensation Committee may, in its sole discretion, accelerate the vesting of any unvested award upon a Change in Control. To the extent that unvested awards are not vested by the Committee as of the Change in Control, such awards shall be forfeited. According to the award terms, in the event of a termination due to death, disability or full retirement, a prorated number of shares shall vest based on the number of full months of service as of the termination date.

In addition, the Named Executive Officers have been awarded performance shares that were unvested as of December 31, 2010 (see the table labeled Outstanding Equity Awards at Fiscal Year End). The terms of the performance shares awarded in 2009 and 2010 do not provide for vesting in the event of a Change in Control. Further, in the event of a termination of employment due to death, disability, or full retirement, a portion of the performance shares shall vest equal to a prorated portion of the number of performance shares that otherwise would have vested as of the end of the fiscal year, with the proration based on the number of full months of service completed. Pursuant to these provisions, additional performance shares would have vested upon a termination due to death or disability on the last day of the fiscal year and thus, values are shown in the tables below for performance shares. For purposes of the performance shares, a Change in Control means the consummation of any transaction which causes a party (other than a permitted transferee) to own more than 50% of the voting securities of Nalco or all or substantially all of the assets of Nalco.

Periodically (upon hire, promotion, etc.), Named Executive Officers have been awarded equity with award terms which differ from the general terms summarized above. The terms of the awards have been summarized below.

Employment Agreement Protections

Each of the named executive officers has entered into agreements which provide certain severance protections.

Severance and Change of Control Agreements

In November, 2008, Nalco Company entered into Severance and Change of Control Agreements with the majority of the Named Executive Officers which are effective as of January 1, 2009. Similar agreements were entered into with Ms. Mikells upon commencement of her employment in 2010. The terms of these agreements are detailed in the Compensation Discussion and Analysis section beginning on page 25 and the termination benefits are summarized below. In general, the Change of Control Agreements provide for immediate vesting and exercisability of stock options and restricted shares which are outstanding and unvested at the time of the change of control.

J. Erik Fyrwald

In addition to Mr. Fyrwald’s employment agreement, he has entered into a severance agreement with Nalco Company effective February 28, 2008. Under the severance agreement, if Mr. Fyrwald’s employment is terminated by Nalco Company without “cause” or by Mr. Fyrwald with “good reason,” Mr. Fyrwald will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to two (2) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Mr. Fyrwald would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $50,000. If Mr. Fyrwald’s employment is terminated following a change of control, he is also entitled to a Gross-Up Payment covering excise taxes as well as any income and excise taxes imposed on the Gross-Up Payment, to the extent his benefit would exceed 110% of the amount that could be paid without triggering any excise tax imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Fyrwald may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Fyrwald’s term of employment and for a period of two years thereafter, Mr. Fyrwald may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Fyrwald also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

In accordance with the terms of the award agreements for the sign-on stock options, restricted stock units and performance shares granted to Mr. Fyrwald on March 7, 2008, Mr. Fyrwald will vest in any remaining unvested portion of such awards upon a change of control or in the event of his termination by the Company without cause, by Mr. Fyrwald for good reason, due to death, permanent disability or retirement. Mr. Fyrwald’s sign-on performance share grant was vested as of December 31, 2010.

In addition, Mr. Fyrwald participates in the Executive Death Benefit Plan which provides his beneficiaries a death benefit of two times his base salary.

The table below summarizes estimated payments to Mr. Fyrwald in the event of termination of employment or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Involuntary without Cause		By Executive for Good Reason		CIC Only	CIC + Involuntary without Cause		CIC + Good Reason
Cash Severance	$0	$0	$3,536,000		$3,536,000		$0	$3,536,000		$3,536,000
Bonus for Year of Termination	0	0	1,105,000	(1)	1,105,000	(1)	0	1,105,000	(1)	1,105,000	(1)
Unvested Option Spread Value(2)	1,665,000	1,665,000	1,665,000		1,665,000		4,498,277	4,498,277		4,498,277
Restricted Stock/Unit Value(2)	7,630,866	7,630,866	6,388,000		6,388,000		9,006,377	9,006,377		9,006,377
Performance Share Payout(2)	4,142,006	4,142,006	0		0		0	0		0
Health and Welfare Benefit Continuation	0	0	17,499		17,499		0	17,499		17,499
Executive Life Insurance Proceeds	1,768,000	0	0		0		0	0		0
Outplacement – 24 months (maximum benefit)	0	0	50,000		50,000		0	50,000		50,000
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A		N/A		N/A	2,014,539	(3)	2,014,539	(3)

Total	$15,205,872	$13,437,872	$12,761,499		$12,761,499		$13,504,654	$20,227,692		$20,227,692

Note: Table includes only unvested termination/CIC payments.

(1)	Pro-rata bonus payout is based upon actual performance.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

(3)	Under the terms of Mr. Fyrwald’s Severance Agreement, if his employment is terminated following a change of control, he is also entitled to a Gross-Up Payment covering excise taxes as well as any income and excise taxes imposed on the Gross-Up Payment, to the extent his benefit would exceed 110% of the amount that could be paid without triggering any excise taxes imposed under Internal Revenue Code Section 4999. Parachute payment for time-vesting stock options and restricted stock/units were valued using Reg. Section 1.280G-1 Q&A 24(c).

David Johnson

Under the severance agreement with Mr. Johnson, if his employment is terminated by Nalco Company without “cause” or by Mr. Johnson with “good reason,” Mr. Johnson will be paid, subject to execution of a release in favor of Nalco Company, within fifteen days after such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times his base salary and target management incentive plan bonus. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment. In addition, Mr. Johnson would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum benefit of $10,000. Mr. Johnson is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Johnson may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Johnson’s term of employment and for a period of two years thereafter, Mr. Johnson may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Johnson also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

In accordance with the terms of the award agreement for the restricted stock units granted to Mr. Johnson on March 7, 2008, Mr. Johnson will vest in any unvested portion of such award upon a change in control or his termination due to death or permanent disability.

In addition, Mr. Johnson participates in the Executive Death Benefit Plan which provides his beneficiaries a death benefit of two times his base salary.

The table below summarizes estimated payments to Mr. Johnson, in the event of termination of employment or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Involuntary without Cause		By Executive for Good Reason		CIC Only	CIC + Involuntary without Cause		CIC + Good Reason
Cash Severance	$0	$0	$888,030		$888,030		$0	$888,030		$888,030
Bonus for Year of Termination	0	0	233,000	(1)	233,000	(1)	0	233,000	(1)	$233,000	(1)
Unvested Option Spread Value(2)	0	0	0		0		271,446	271,446		$271,446
Restricted Stock/Unit Value(2)	1,735,710	1,735,710	0		0		1,902,219	1,902,219		$1,902,219
Performance Share Payout(2)	464,303	464,303	0		0		0	0		$0
Health and Welfare Benefit Continuation	0	0	12,203		12,203		0	12,203		$12,203
Executive Life Insurance Proceeds	717,600	0	0		0		0	0		$0
Outplacement – 24 months (maximum benefit)	0	0	10,000		10,000		0	10,000		$10,000
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A		N/A		N/A	N/A		N/A

Total	$2,917,613	$2,200,013	$1,143,233		$1,143,233		$2,173,665	$3,316,898		$3,316,898

Note: Table includes only unvested termination/CIC payments.

(1)	Pro-rata bonus payout is based upon actual performance.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

David E. Flitman

Under the severance agreement with Mr. Flitman, if his employment is terminated by Nalco Company without “cause,” Mr. Flitman will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Mr. Flitman would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $10,000. Mr. Flitman is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Flitman may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Flitman’s term of employment and for a period of two years thereafter, Mr. Flitman may not (a) compete with Nalco Company or its subsidiaries or

(b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Flitman also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

In accordance with the terms of the award agreement for the sign-on performance shares granted to Mr. Flitman on September 8, 2008, the performance shares will fully vest upon a change of control or in the event of his termination by the Company without cause. If his employment is terminated due to death or permanent disability a prorated portion of the performance shares will vest based on the relative service period.

In addition, Mr. Flitman participates in the Executive Death Benefit Plan which provides his beneficiaries a death benefit of two times his base salary.

The table below summarizes estimated payments to Mr. Flitman, in the event of termination of employment or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Involuntary without Cause		By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause		CIC + Good Reason
Cash Severance	$0	$0	$1,260,000		$0	$0	$1,260,000		$0
Bonus for Year of Termination	0	0	408,000	(1)	0	0	408,000	(1)	0
Unvested Option Spread Value(2)	0	0	0		0	464,342	464,342		464,342
Restricted Stock/Unit Value(2)	227,406	227,406	0		0	485,999	485,999		485,999
Performance Share Payout(2)	2,143,656	2,143,656	1,794,389		0	1,794,389	1,794,389		1,794,389
Health and Welfare Benefit Continuation	0	0	17,598		0	0	17,598		0
Executive Life Insurance Proceeds	960,000	0	0		0	0	0		0
Outplacement – 24 months (maximum benefit)	0	0	10,000		0	0	10,000		0
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A		N/A	N/A	N/A		N/A

Total	$3,331,062	$2,371,062	$3,489,987		$0	$2,744,730	$4,440,328		$2,744,730

Note: Table includes only unvested termination/CIC payments.

(1)	Pro-rata bonus payout is based upon actual performance.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

Eric G. Melin

Under the severance agreement with Mr. Melin, if his employment is terminated by Nalco Company without “cause,” Mr. Melin will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Mr. Melin would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $10,000. Mr. Melin is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Mr. Melin may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Mr. Melin’s term of employment and for a period of two years thereafter, Mr. Melin may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Mr. Melin also may not, during the term of his employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

Mr. Melin’s Sign-On Stock Option, Restricted Stock, and Performance Share Awards issued on October 8, 2008 will fully vest upon (i) Nalco Company’s termination of Mr. Melin’s employment without cause or (ii) a change of control. In the event of Mr. Melin’s death or permanent disability, stock options and restricted shares will vest on a pro-rated basis based on his period of service and performance shares will vest based upon performance achieved. Mr. Melin will forfeit any unvested portion of his Sign-On Awards upon any other termination of employment.

In addition, Mr. Melin participates in the Executive Death Benefit Plan which provides his beneficiaries a death benefit of two times his base salary.

The table below summarizes estimated payments to Mr. Melin, in the event of termination of employment or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Involuntary without Cause		By Executive for Good Reason	CIC Only	CIC + Involuntary without Cause		CIC + Good Reason
Cash Severance	$0	$0	$1,081,080		$0	$0	$1,081,080		$0
Bonus for Year of Termination	0	0	310,000	(1)	0	0	310,000	(1)	0
Unvested Option Spread Value(2)	555,042	555,042	745,731		0	1,203,438	1,203,438		1,203,438
Restricted Stock/Unit Value(2)	845,936	845,936	892,180		0	1,286,256	1,286,256		1,286,256
Performance Share Payout(2)	939,892	939,892	446,074		0	446,074	446,074		446,074
Health and Welfare Benefit Continuation	0	0	12,170		0	0	12,170		0
Executive Life Insurance Proceeds	873,600	0	0		0	0	0		0
Outplacement – 24 months (maximum benefit)	0	0	10,000		0	0	10,000		0
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A		N/A	N/A	N/A		N/A

Total	$3,214,470	$2,340,870	$3,497,235		$0	$2,935,768	$4,349,018		$2,935,768

Note: Table includes only unvested termination/CIC payments.

(1)	Pro-rata bonus payout is based upon actual performance.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

Kathryn A. Mikells

Under the severance agreement with Ms. Mikells, if her employment is terminated by Nalco Company without “cause,” Ms. Mikells will be paid, subject to execution of a release in favor of Nalco Company, (a) within fifteen business days of such termination of employment in a lump sum payment (i) accrued unpaid base salary through the date of termination, and (ii) any prior year bonus earned but not yet paid, and (b) six months and one day after such termination of employment, severance equal to one and one-half (1.5) times base salary and target management incentive plan bonus, except that to the extent permitted by Internal Revenue Code Section 409A, a portion of the payment equal to two (2) times the compensation limit specified in Internal Revenue Code Section 401(a)(17) shall be paid within fifteen days of such termination of employment. Nalco Company shall also pay a pro-rata portion of any management incentive plan bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such management incentive plan bonus being paid in accordance with Nalco Company’s normal cycle for such payment or, to the extent required by Internal Revenue Code Section 409A, six months and one day following such termination, if later. In addition, Ms. Mikells would be entitled to continued participation in Nalco Company’s medical or dental plans for 18 months at the active employee rate and reasonable outplacement services for a period of 24 months up to a maximum of $10,000. Ms. Mikells is not entitled to any tax gross-up protection covering excise taxes, if any, imposed under Internal Revenue Code Section 4999.

Under the terms of the agreement, Ms. Mikells may not disclose any confidential information concerning Nalco Company or its subsidiaries or affiliates. In addition, during Ms. Mikells’ term of employment and for a period of two years thereafter, Ms. Mikells may not (a) compete with Nalco Company or its subsidiaries or (b) solicit or hire Nalco Company’s employees or employees of its subsidiaries. Ms. Mikells also may not, during the term of her employment or thereafter, make disparaging statements about Nalco Company or its employees or directors.

Ms. Mikells’ Sign-On Stock Option and Restricted Stock Awards issued on November 5, 2010 will fully vest upon (i) Nalco Company’s termination of Ms. Mikells’ employment without cause or termination by Ms. Mikells with Good Reason or (ii) a change of control. In the event of Ms. Mikells death or permanent disability, stock options and restricted shares will vest on a pro-rated basis based on her period of service. Ms. Mikells will forfeit any unvested portion of her Sign-On Awards upon any other termination of employment.

In addition, Ms. Mikells participates in the Executive Death Benefit Plan which provides her beneficiaries a death benefit of two times her base salary.

The table below summarizes estimated payments to Ms. Mikells, in the event of termination of employment or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Involuntary without Cause		By Executive for Good Reason		CIC Only	CIC + Involuntary without Cause		CIC + Good Reason
Cash Severance	$0	$0	$1,575,000		$1,575,000		$0	$1,575,000		$1,575,000
Bonus for Year of Termination	0	0	100,000	(1)	100,000	(1)	0	100,000	(1)	100,000	(1)
Unvested Option Spread Value(2)	5,823	5,823	148,538		148,538		148,538	148,538		148,538
Restricted Stock/Unit Value(2)	72,871	72,871	1,858,844		1,858,844		1,858,844	1,858,844		1,858,844
Performance Share Payout(2)	0	0	0		0		0	0		0
Health and Welfare Benefit Continuation	0	0	17,598		17,598		0	17,598		17,598
Executive Life Insurance Proceeds	1,200,000	0	0		0		0	0		0
Outplacement – 24 months (maximum benefit)	0	0	10,000		10,000		0	10,000		10,000
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A		N/A		N/A	N/A		N/A

Total	$1,278,694	$78,694	$3,709,980		$3,709,980		$2,007,382	$3,709,980		$3,709,980

Note: Table includes only unvested termination/CIC payments.

(1)	Pro-rata bonus payout is based upon actual performance.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

Bradley J. Bell

Effective December 31, 2010, Mr. Bell retired from Nalco Company. In accordance with the terms of the Retirement and Consulting Agreement (“R&C Agreement”) executed with Mr. Bell, the Company will provide monthly payments for his consulting services from January 1, 2011 through June 30, 2011. In the event the Company terminates his consulting services, Nalco would be obligated to make the remaining payments under the agreement. In addition, the Company will continue providing Mr. Bell’s medical and dental coverage through June 30, 2011 and Mr. Bell will continue to have rights under the Death Benefit Agreement though his retirement and thereafter.

In addition, the agreement specifies the treatment of Mr. Bell’s outstanding equity incentive grants. Equity awards issued to Mr. Bell in 2009 will continue to vest as if he were employed on the vesting date for such awards, and in accordance with the terms of the original agreements. With respect to 2010 equity grants, the portion of Mr. Bell’s 2010 stock option grant scheduled to vest in 2011 will continue to vest according to the terms of the original agreement. All other equity awards issued in 2010 were forfeited on December 31, 2010.

In accordance with the terms of the R&C Agreement, Mr. Bell waived any claims he may have had under the terms of his previous employment, Severance and Change of Control Agreements.

The table below summarizes estimated payments to Mr. Bell pursuant to the R&C Agreement, in the event of termination of the agreement or a change of control on December 31, 2010. The actual payments and benefits under each circumstance can only be determined at the time an actual termination or change of control occurs.

	Death	Disability	Termination of Agreement by Company	Termination of Agreement by Executive	CIC Only	CIC + Involuntary without Cause	CIC + Good Reason
Consulting Fees(1)	$0	$0	$242,688	$0	$0	$242,688	$0
Bonus for Year of Termination	0	0	0	0	0	0	0
Unvested Option Spread Value(2)	0	0	472,209	472,209	472,209	472,209	472,209
Restricted Stock/Unit Value(2)	257,107	257,107	2,269,241	2,269,241	2,269,241	2,269,241	2,269,241
Performance Share Payout(2)	841,461	841,461	0	0	0	0	0
Health and Welfare Benefit Continuation	0	0	5,866	0	0	5,866	0
Executive Life Insurance Proceeds	970,758	0	0	0	0	0	0
Outplacement – 24 months (maximum benefit)	0	0	0	0	0	0	0
Excise Tax Gross-up/Forfeiture	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$2,069,326	$1,098,568	$2,990,004	$2,741,450	$2,741,450	$2,990,004	$2,741,450

Note: Table includes only unvested termination/CIC payments.

(1)	Payable for consulting services pursuant to Mr. Bell’s Retirement and Consulting Agreement.

(2)	Equity awards valued using Nalco’s closing stock price of $31.94 as of December 31, 2010. Stock option value based on the intrinsic value.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,132,838	$17.74	5,473,653
Equity compensation plans not approved by security holders(3)	190,000	$20.84	200,000

Total	1,322,838	$18.18	5,673,653

(1)	Includes outstanding options to purchase 81,774 shares at $17.80 per share; 32,157 shares at $24.01 per share; 64,273 shares at $20.45 per share; 185,000 shares at $20.84 per share; 13,109 shares at $23.14 per share; 141,781 shares at $14.32 per share; 377,204 shares at $11.92 per share; 158,108 shares at $21.98 per share and 79,432 shares at $30.07 per share.

(2)	Includes shares not yet awarded under the 2004 Stock Incentive Plan and also includes 40,987 restricted share units issued to the Company’s non-management directors in 2009 and 21,602 restricted share units issued to the Company’s non-management directors in 2010. On January 1, 2011, the shares granted to each non-management director in 2009 vested and were issued.

(3)	Mr. Fyrwald received: (1) 40,000 ten-year non-qualified stock options that vest in four equal installments at the end of 2008 and the end of each of the following three years, (2) 150,000 ten-year non-qualified stock options that vest 50% on each of the third and fourth anniversaries of the date of the agreement and (3) 200,000 restricted shares that vest 50% on each of the third and fourth anniversaries of the date of the agreement. The grants outside of the 2004 Stock Incentive Plan under items (2) and (3) shall vest upon a change of control, an involuntary termination of employment or a voluntary termination for good reason.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has furnished the following report:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management; and

Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2010 and proxy statement on Schedule 14A for 2011.

This report has been furnished by the members of the Compensation Committee:

Douglas A. Pertz, Chairman

Richard B. Marchese

Daniel S. Sanders

PROPOSAL 3: VOTE, ON AN ADVISORY BASIS, REGARDING THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(Item 3 on the Proxy Card)

As required by Section 14A of the Exchange Act, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board is providing our shareholders with a resolution subject to shareholders vote, on an advisory basis, regarding the compensation of our named executive officers listed in the Summary Compensation Table on page 39 of this Proxy Statement (typically referred to as a “say-on-pay” vote). The language of this resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Nalco Holding Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby accepted.

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executives presented in Compensation Discussion and Analysis on pages 25 to 57, as well as the discussion regarding the Compensation Committee on page 9.

The Board proposes that you indicate your support of executive compensation of the named executive officers described in this Proxy Statement, including the Compensation Discussion and Analysis section, by recommending that you vote “FOR” our executive compensation program by approving the above advisory resolution. Although the advisory say-on-pay vote is non-binding, our Compensation Committee and our Board of Directors will consider the outcome of the vote in making executive compensation determinations.

PROPOSAL 4: VOTE, ON AN ADVISORY BASIS, AS TO

THE FREQUENCY OF SHAREHOLDER VOTES REGARDING

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Item 4 on the Proxy Card)

In addition to the advisory vote regarding the compensation of our named executive officers in Proposal 3, in accordance with the requirements of Section 14A of the Exchange Act, we are also including a separate resolution subject to shareholder vote, on an advisory basis, as to the frequency of shareholder votes regarding the compensation of our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3): every one, two or three years. The language of the resolution is as follows:

RESOLVED, that the shareholders of Nalco Holding Company determine, in a non-binding vote, whether an advisory shareholder vote relating to the compensation of the named executive officers of the company should occur every one, two or three years.

The Company believes that advisory votes regarding the compensation of our named executive officers should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. We believe that a one-year frequency provides the highest level of accountability and communication by enabling the non-binding shareholder vote regarding the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders.

The Board of Directors therefore requests that our shareholders select “1 Year” as the frequency of advisory shareholder votes regarding the compensation of our named executive officers.

Although the shareholder decision on frequency of the advisory vote is non-binding, our Compensation Committee and our Board of Directors will consider the outcome of the vote in making a determination concerning the frequency of advisory votes on executive compensation.

ADDITIONAL INFORMATION

What is “Householding” of proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Nalco Holding Company, Investor Relations, 1601 W. Diehl Road, Naperville, IL 60563-1198.

May I propose actions for consideration at next year’s annual meeting of shareholders?

Shareholder Proposals. Shareholders who intend to present proposals for consideration at the 2012 Annual Meeting of Shareholders, and who wish to have their proposals included in Nalco’s proxy statement and proxy card for that meeting, must be certain that their proposals are received by the Corporate Secretary at the Company’s principal executive offices in Naperville, Illinois on or before November 19, 2011. Proposals should be sent to: Corporate Secretary, Nalco Holding Company, 1601 W. Diehl Rd, Naperville, IL 60563-1198. All proposals must also comply with the applicable requirements of the federal securities laws and the Company’s Bylaws in order to be included in the proxy statement and proxy card for the 2012 annual meeting.

Bylaw Provisions. Any shareholder who desires to recommend an individual as a nominee to the Board of Directors or submit a proposal of business to be considered by shareholders at the annual meeting must submit the recommendation in writing to the Corporate Secretary, c/o Nalco Company, 1601 W. Diehl Road, Naperville, IL 60563-1198 with proper notice, as provided in the Bylaws, as amended, not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2012 annual meeting, the Corporate Secretary must receive this notice on or after December 31, 2011, and on or before January 30, 2012, unless the annual meeting in 2012 is more than 30 days before, or more than 70 days after, such anniversary date, then notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You may contact Nalco’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OFFICERS OF THE COMPANY AS OF DECEMBER 31, 2010

Name	Office	First Became an Officer	Age
Lori F. Arnold	Tax Officer Ms. Arnold has been our Tax Officer since October 2009. Prior to that Ms. Arnold served as Director, International Tax since November 2006. Before joining Nalco in November 2006, Ms. Arnold was Senior Tax Counsel and Director of Tax Planning at Aon since September 2003.	2009	45
Richard A. Bendure

Group Vice President, Global Water and Process Marketing and Business Development

Mr. Bendure has been our Group Vice President, Water and Process Marketing and Business Development since January 2009. Prior to that he was Group Vice President and President, Pacific Business Operations from May 2007. He served as General Manager of North Asia and President of Katayama Nalco since 2004, taking on the additional responsibility for managing the regional supply chain in 2006. In 2003, Mr. Bendure served as General Manager of the Asia Pacific Paper Group. From 2001 to 2003, Mr. Bendure served as the General Marketing Manager for the Pacific Division.

		2007	42
David E. Flitman

Senior Executive Vice President and President, Water and Process Services Division

Mr. Flitman has been our Senior Executive Vice President and President, Water and Process Services Division since February 2010. Prior to that he was our Executive Vice President and President, Water and Process Services Division since January 2009. Prior to that he was Executive Vice President and President, Industrial and Institutional Services since joining Nalco in August 2008. Prior to that he was at Allegheny Power as VP Distribution, the energy delivery arm of Allegheny Energy Inc. and was then promoted to President of Allegheny. Before that he was Global Business Director for the Nonwovens Business Group of E.I. du Pont de Nemours and Company.

		2008	46
J. Erik Fyrwald	Chairman, President and Chief Executive Officer Mr. Fyrwald has been our Chairman, President and Chief Executive Officer since February 2008. Between 2003 and 2008, Mr. Fyrwald was Group Vice President of the Agriculture and Nutrition division of E.I. du Pont de Nemours and Company.	2008	51

David Johnson

Executive Vice President and President Europe Region and Global SHE

Mr. Johnson has been Executive Vice President and President, Europe Region and Global SHE since December 2009. Prior to that he was Executive Vice President and President EAME since January 2009. Before that he was Group Vice President, President, EAME Operations since May 2007. Prior to that, he served as Vice President, Energy Services, Downstream Petroleum since January 2006; Strategic Business Unit Leader of the Energy Services Downstream Petroleum Group from January 2004 to January 2006; and General Sales Manager of the Energy Services Downstream Petroleum Group from January 2003 to January 2004.

		2007	50
Mary Kay Kaufmann

Chief Marketing Officer and Group V.P. of Commercial Operations Water and Process Services Division – Americas

Ms. Kaufmann has been our Chief Marketing Officer since November 2008. In 2010, she took on the additional responsibility of Group Vice President of Commercial Operations of WPS – Americas. Before that she was Group Vice President and President, Industrial and Institutional Services (I&IS) – Middle Market from May 2007. Beginning in 2006, Ms. Kaufmann was Vice President, Nalco Business Transformation Team. From 2004 to 2006, she was Strategic Business Unit Leader for Food, Beverage and Pharmaceutical industries in the Americas and Europe. Ms. Kaufmann was Vice President of Sales for I&IS – North America from 2002 to 2004.

		2007	51
Stephen N. Landsman	Vice President, General Counsel and Corporate Secretary Mr. Landsman has been Vice President, General Counsel and Corporate Secretary for the Company since 2003 and prior to 2003 he was Deputy General Counsel and Division Vice President, Mergers and Acquisitions.	2003	51
Laurie M. Marsh	Vice President, Human Resources Ms. Marsh has been Vice President, Human Resources since January 2009. Since 1997 she has been promoted to several positions within the Human Resources Department including Manager, Employee Benefits, Director Workforce Planning and Staffing and Division Vice President Compensation, Benefits and HRIS.	2010	47
Stewart H. McCutcheon	Chief Information Officer Mr. McCutcheon has been Chief Information Officer since joining the Company in 2009. Before that he was Interim Chief Information Officer of Acsis, Inc. from 2008 to 2009. Before that he was Chief Operating Officer of Acsis from 2007 to 2008. From 2006 to 2007 he was Chief Technology Officer of Acsis. From 2004 to 2006 he was Chief Operating Officer of Elemica, Inc.	2009	53

Eric G. Melin

Executive Vice President and President Asia Pacific Region and Global Procurement

Mr. Melin has been our Executive Vice President and President Asia Pacific Region and Global Procurement since December 2009. Prior to that he was Executive Vice President, President Asia Pacific since January 2009 and prior to that he was Chairman Asia Pacific since September 2008. Prior to that he worked as a consultant to the Company on growth in Asia. In 2006 Mr. Melin became Chief Operating Officer, President and Board Member of Isola Corporation, a private-equity-owned global designer, developer and manufacturer of high-performance materials used in electronic systems. Before joining Isola in 2006, he was Vice President and General Manager of E.I. du Point de Nemours and Company’s Refinish Systems.

		2008	50
Kathryn A. Mikells

Executive Vice President and Chief Financial Officer

Ms. Mikells has been our Executive Vice President and Chief Financial Officer since joining the Company in October 2010. Prior to that she was Executive Vice President and Chief Financial Officer of UAL Corporation, parent company of United Airlines, since July 2009 and prior to that she was Chief Financial Officer since August 2008. Prior to being named as Chief Financial Officer of UAL Corporation, Ms. Mikells served UAL Corporation as Vice President of Investor Relations from 2007 to 2008, Vice President Financial Planning and Analysis from 2006 to 2007, Vice President and Treasurer from 2005 to 2006 and Vice President of Corporate Real Estate from 2003 to 2005.

		2010	45
Manian Ramesh	Chief Technology Officer Dr. Ramesh has been our Chief Technology Officer since September 2008. Prior to that he was Corporate Vice President for Research and Development since May 2007. He served as Vice President, Process, Water and Core Technologies from July 2006 to May 2007; Vice President, Water and Core Technologies from October 2003 to July 2006.	2007	53
Steve M. Taylor

Executive Vice President and President Energy Services Division

Mr. Taylor has been Executive Vice President, President, Energy Services Division since January 2009. Before that he was Group Vice President, President Energy Services Division since May 2007. Prior to that, he served as Vice President of Upstream Energy Services since 2006. In 2005, Mr. Taylor served as Strategic Business Unit Leader of our Oilfield Chemicals group. In 2004, he was named Division Vice President of Marketing for Upstream and Downstream in our Energy Services division. From 2002 to 2004, Mr. Taylor served as Worldwide Marketing Manager.

		2007	48

ANNEX A

NALCO HOLDING COMPANY

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

I.	Organization

The Nominating and Corporate Governance Committee of Nalco Holding Company, (“Nalco”) shall consist of at least three directors. Committee members shall be appointed by the Board of Directors, in accordance with Nalco’s Articles of Incorporation and By-Laws, as amended (the “Articles”), on the recommendation of the Nominating and Corporate Governance Committee. Committee members shall hold their offices for one year and until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board, in accordance with the Articles. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions.

The Committee shall meet periodically, as deemed necessary by the Chairman of the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Articles of Nalco.

The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. The Committee members shall perform an annual evaluation of the Committee. The Committee will establish and recommend to the Board qualifications for appointment of members of all Committees of the Board. The Committee may, in its sole discretion and at Nalco’s expense, retain and terminate legal, accounting or other consultants or experts, including search firms, it deems necessary in the performance of its duties and without having to seek the approval of the Board.

II.	Purpose and Responsibilities

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities shall be, with respect to Nalco and its subsidiaries:

•

To develop and recommend criteria for selecting new directors, identify individuals qualified to become Board members and Committee members consistent with criteria approved by the Board and recommend to the board such individuals as nominees to the Board and any Committee of the Board for its approval;

•	To screen and recommend to the Board individuals qualified to become Chief Executive Officer and any other senior executive officers for whom the Committee may want to approve; and

•	To oversee evaluations of the Board, individual Board members and the Board Committees.

III.	Duties

To fulfill its purpose and responsibilities, the Nominating and Corporate Governance Committee’s functions shall include the following with respect to Nalco and its subsidiaries:

1.	Screen and recommend to the Board nominees for election as directors, including nominees recommended by members of Nalco, and consider the performance of incumbent directors whose terms are expiring in determining whether to nominate them to stand for reelection at the next annual meeting of the members.

A-1

2.	To develop and recommend criteria for selecting nominees for director, which shall include those qualities set forth from time to time in Nalco’s Corporate Governance Guidelines.

3.	Establish procedures for, and administer annual performance evaluations of the Boards, individual Board members and their committees by their membership, which will include an annual performance review of this committee by its members.

4.	Review periodically the makeup of the Board committees and recommend, as appropriate, changes in the number, function or membership.

5.	Develop and recommend to the Board a set of Corporate Governance Guidelines. Monitor compliance with the guidelines and make recommendations to the Board for modifications as appropriate.

6.	Periodically, self-evaluate the performance of the Nominating and Corporate Governance Committee.

A-2

Proxy NALCO HOLDING COMPANY

Solicited on Behalf of the Board of Directors for the Annual Meeting, April 29, 2011, Naperville, Illinois

The undersigned hereby appoints Kathryn A. Mikells, Stephen N. Landsman, and Michael P. Murphy, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of shareholders of Nalco Holding Company, to be held at 1601 West Diehl Road, Naperville, Illinois, on April 29, 2011, at 9:00 a.m., or at any adjournment thereof as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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Mark this box with an X if you have made

changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold	Withhold From All Nominees
01 - Mr. Douglas A. Pertz	[ ]	[ ]	[ ]
02 - Mr. Daniel S. Sanders	[ ]	[ ]	[ ]

B. Issue

The Board of Directors recommends a vote FOR proposal 2.

	For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011.	[ ]	[ ]	[ ]

C. Issue

The Board of Directors recommends a vote FOR proposal 3.

	For	Against	Abstain
3. Vote, on an advisory basis, regarding the compensation of our named executive officers.	[ ]	[ ]	[ ]

D. Issue

The Board of Directors recommends a vote FOR “1 Year”

as the frequency of advisory shareholder votes regarding the compensation of our named executive officers.

	1 Yr	2 Yr	3 Yr	Abstain
4. Vote, on an advisory basis, as to the frequency of shareholder votes regarding the compensation of our named executive officers.	[ ]	[ ]	[ ]	[ ]

E. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)